Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

THE MIDDLEBY CORPORATION,

CHEF ACQUISITION CORP.

and

TURBOCHEF TECHNOLOGIES, INC.

Dated

AUGUST 12, 2008

TABLE OF CONTENTS

Page

Index of Defined Terms	Index - iv

ARTICLE I

THE MERGER

Section 1.1	The Merger	1
Section 1.2	Effective Time	2
Section 1.3	Closing	2
Section 1.4	Directors and Officers of the Surviving Corporation	2
Section 1.5	Subsequent Actions	2

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1	Conversion of Capital Stock	3
Section 2.2	Exchange of Certificates	4
Section 2.3	Company Equity Plans; Exchange Rights	7

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1	Interim Operations of the Company	37
Section 5.2	No Solicitation	39
Section 5.3	Right to Make Adverse Recommendation Change Due to Intervening Event.	42

ARTICLE VI

ADDITIONAL AGREEMENTS

ii

ARTICLE VII

CONDITIONS

Section 7.1	Conditions to Each Party's Obligations to Effect the Merger	51
Section 7.2	Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger	52
Section 7.3	Additional Conditions to Obligation of the Company to Effect the Merger	53

ARTICLE VIII

TERMINATION

Section 8.1	Termination	54
Section 8.2	Notice of Termination; Effect of Termination	55

ARTICLE IX

MISCELLANEOUS

Schedules
Schedule 1      Persons Executing Voting and Support Agreements
Schedule 2      Treatment of Outstanding 1994 Plan Options
Schedule 3      MSLO Warrant Waiver, Amendment and Assumption

iii

Index of Defined Terms

Defined Term	Page
401(k) Plan	50
Acquisition Agreement	41
Acquisition Proposal	56
Adverse Recommendation Change	40
Agreement	1
Benefit Plans	17
Business Day	57
Cash Consideration	3
CERCLIS	28
Certificate	3
Closing	2
Closing Date	2
COBRA	18
Code	57
Company	1
Company Board of Directors	1
Company Board Recommendation	13
Company Disclosure Schedule	9
Company Employees	49
Company Financial Advisor	30
Company Material Adverse Effect	9
Company SEC Documents	14
Company Stockholder Approval	13
Company Stockholder Meeting	43
Company Subsidiary	10
Confidentiality Agreement	40
Contract	13
Credit Agreement	50
D&O Insurance	46
Delaware Courts	61
DGCL	57
Dissenters' Excess Cash	4
Dissenting Shares	4
Effective Time	2
Encumbrances	10
End Date	54
Environmental Claim	29
Environmental Laws	29
ERISA	17
ERISA Affiliate	18
Exchange Act	57

Index - iv

Exchange Agent	4
Exchange Fund	5
Exchange Ratio	3
Exchange Right	8
Financial Statements	14
Financing	47
Form S-4	43
GAAP	14
Global Asset Purchase Agreement	37
Governmental Entity	13
Hazardous Substances	29
HSR Act	13
Intellectual Property	57
knowledge	57
Law	57
Leased Real Property	23
Lender	50
Material Contracts	22
Material Licenses	22
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Common Stock	3
MSLO Warrant	57
Multiemployer Pension Plans	17
NPL	28
Option	7
Option Plans	7
Order	57
Outside Date	54
Outstanding 1994 Plan Options	7
Parent	1
Parent 401(k) Plan	50
Parent Common Stock	3
Parent Disclosure Schedule	31
Parent Financial Statements	34
Parent Plan	49
Parent Reference Price	57
Parent SEC Documents	33
Pension Plans	17
Permitted Encumbrances	58
Person	10
Proxy Statement	43
Real Property Lease	23
Reinstated Recommendation	43
Reportable Transaction	20

Index - v

Representatives	39
Restricted Stock Unit	7
Sarbanes-Oxley Act	14
SEC	58
Securities Act	58
Shares	1
Stock Consideration	3
Subsidiary	10
Superior Proposal	41
Surviving Corporation	1
Tail Policy	46
Tax	58
Tax Return	59
Taxable	58
Taxes	58
Taxing Authority	59
Termination Fee	56
Voting and Support Agreement	59
Voting Debt	11
WARN Act	26

Index - vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "Agreement"), dated August 12, 2008, by and among The Middleby Corporation, a Delaware corporation ("Parent"), Chef Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and TurboChef Technologies, Inc., a Delaware corporation (the "Company").

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has unanimously approved and declared advisable the acquisition of the Company by Parent by means of the merger of the Company with and into Merger Sub upon the terms and subject to the conditions set forth herein and have approved and declared advisable this Agreement;

WHEREAS, the Board of Directors of the Company (the "Company Board of Directors") has unanimously determined that the Merger Consideration (as defined in Section 2.1(c)) to be received by holders of shares of common stock, par value $0.01 per share, of the Company (the "Shares") is fair to the holders of such Shares from a financial point of view and has resolved to recommend that the holders of Shares adopt this Agreement, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each director, executive officer and stockholder of the Company set forth on Schedule 1 hereto has executed a Voting and Support Agreement in respect of Shares beneficially owned by such director, officer or stockholder, the forms of which are attached hereto as an exhibit to Schedule 1.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1     The Merger.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company and Merger Sub shall consummate a merger (the "Merger") pursuant to which (i) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease, (ii) Merger Sub shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws of the State of Delaware, and (iii) the separate corporate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation."  The Merger shall have the effects set forth in the DGCL.

(b)         The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such Certificate of Incorporation.

(c)         The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Section 1.2     Effective Time.  Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 1.3), the parties shall (i) file the appropriate Certificate of Merger in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL.  The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as the Company and Merger Sub agree and specify in the Certificate of Merger (such time hereinafter referred to as the "Effective Time").

Section 1.3     Closing.  The closing of the Merger (the "Closing") will take place at 10:00 a.m., Chicago time, as soon as practicable, but in any event no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606, unless another date or place is agreed to in writing by the parties hereto.

Section 1.4     Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

Section 1.5     Subsequent Actions.  If at any time after the Effective Time the Surviving Corporation shall determine, in its reasonable discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1     Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or the holders of the common stock, par value $0.01 per share, of Merger Sub (the "Merger Sub Common Stock"):

(a)         Each outstanding share of Merger Sub Common Stock shall remain outstanding and shall constitute the only issued and outstanding shares of common stock of the Surviving Corporation.

(b)         All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent shall be cancelled and retired, and no consideration shall be delivered in exchange therefor.

(c)         Subject to Section 2.1(e) below, each outstanding Share, (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive: (i) 0.0486 (the "Exchange Ratio") of a validly issued, fully paid and nonassessable share of the common stock, par value $0.01 per share, of Parent ("Parent Common Stock") (the "Stock Consideration"), and (ii) $3.67 in cash, without interest (the "Cash Consideration", and together with the Stock Consideration, the "Merger Consideration").  At the Effective Time, all Shares converted into the right to receive the Merger Consideration pursuant to this Section 2.1(c) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or, in the case of uncertificated Shares, evidence of such Shares in book-entry form) which immediately prior to the Effective Time represented any such Shares (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and cash in lieu of any fractional shares payable pursuant to Section 2.2(d), in each case to be issued or paid in consideration therefor upon surrender of such Certificate  (or, in the case of uncertificated Shares, evidence of such Shares in book-entry form) in accordance with this Section 2.2(b), without interest.  Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the shares of outstanding Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, then the Exchange Ratio shall be appropriately adjusted to reflect such action. The right of any holder of a Certificate to receive the Merger Consideration and cash in lieu of any fractional shares payable pursuant to Section 2.2(d) shall, to the extent provided in Section 2.2(i), be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(d)         Dissenting Shares.

(i)                 Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the Merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be cancelled and converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder's rights under Section 262 of the DGCL, such stockholder's Dissenting Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been cancelled, at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration (payable without any interest thereon) as compensation for such cancellation.

(ii)                 The Company shall give Parent (A) prompt notice of any notice received by the Company of intent to demand the fair value of any Shares, withdrawals of such notices and any other instruments or notices served pursuant to Section 262 of the DGCL and (B) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL.  The Company shall not, except with the prior written consent of Parent or as otherwise required by an Order, (x) make any payment or other commitment with respect to any such exercise of appraisal rights, (y) offer to settle or settle any such rights or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

(e)         Notwithstanding anything in this Article II to the contrary, the Stock Consideration and the Cash Consideration paid for each Share converted pursuant to Section 2.1(c) shall be adjusted in the manner set forth herein to account for the excess cash paid to holders of Dissenting Shares pursuant to Section 2.1(d) over the amount of cash such holders would have received had the Dissenting Shares been converted pursuant to Section 2.1(c) (the "Dissenters' Excess Cash", which shall be equal to 40% of the total cash paid in exchange for the Dissenting Shares).  First, the Cash Consideration payable for each Share shall be reduced pro rata by an aggregate amount equal to the Dissenters’ Excess Cash.  Second, the Stock Consideration (and the Exchange Ratio) payable for each Share shall be increased pro rata by an aggregate amount equal to the Dissenters’ Excess Cash (based on the per share value of the Parent Common Stock as of the day immediately preceding the date of this Agreement).  Nothing in this Section 2.1(e) is intended to result in a change to the aggregate amount of cash and the aggregate number of shares of Parent Common Stock payable in exchange for the Shares (including Dissenting Shares) as of the date of this Agreement pursuant to this Article II.

Section 2.2     Exchange of Certificates.

(a)         Exchange Agent.  At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Certificates (or, in the case of uncertificated Shares, evidence of such Shares in book-entry form), certificates representing Parent Common Shares in an amount sufficient to pay the Stock Consideration and cash in an amount sufficient to pay the Cash Consideration required to be paid pursuant to Section 2.1(c) in the aggregate amount equal to the number of shares of Parent Common Stock and amount of cash into which such Shares have been converted (in each case, other than Dissenting Shares).  In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, cash in lieu of any fractional shares payable pursuant to Section 2.2(d).  All cash and shares of Parent Common Stock deposited with the Exchange Agent pursuant to this Section 2.2(a) shall hereinafter be referred to as the "Exchange Fund".

(b)         Exchange Procedures.  Promptly after the Effective Time, but in any event no later than the fifth Business Day after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate (or, in the case of uncertificated Shares, evidence of such Shares in book-entry form) whose Shares were converted into the right to receive the Merger Consideration and cash in lieu of any fractional shares payable pursuant to Section 2.2(d) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions including customary provisions with respect to delivery of an "agent's message" with respect to Shares held in book-entry form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of any fractional shares payable pursuant to Section 2.2(d). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates (or, if applicable, delivery of an "agent's message"), together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor (i) the amount of cash to which such holder is entitled pursuant to Section 2.1(c), (ii) a certificate or certificates representing that number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.1(c) and (iii) cash in lieu of any fractional shares payable pursuant to Section 2.2(d), and the Certificates so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and cash in lieu of any fractional shares payable pursuant to Section 2.2(d). No interest shall be paid or will accrue on any payment to holders of Certificates or holders of Shares in book-entry form pursuant to the provisions of this Article II.

(c)         No Further Ownership Rights in Shares.  The Merger Consideration and cash in lieu of any fractional shares payable pursuant to Section 2.2(d) paid upon the surrender of Certificates (or, if applicable, delivery of an "agent's message") in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.  At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the

Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be cancelled against delivery of and exchanged as provided in this Article II.

(d)         No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or holders of Shares in book-entry form (or, if applicable, delivery of an "agent's message"), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.  Each holder of Shares who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all Shares formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (B) the per share closing price of the Parent Common Stock on the last trading day immediately prior to the Closing Date, as such price is reported on the NASDAQ Stock Market (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing).

(e)         Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or holders of Shares in book-entry form for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates or holders of Shares in book-entry form who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration and cash in lieu of any fractional shares payable pursuant to Section 2.2(d) in accordance with this Article II.

(f)         No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)         Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent  (i) direct obligations of or guaranteed by the United States of America, (ii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Rating Group, a division of The McGraw Hill Companies, Inc. or (iii) money market, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $3 billion, or any of the foregoing and, in any such case, no such investment shall be subject to an extended maturity that would prohibit immediate liquidation and access to such funds.  Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(h)           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and cash in lieu of any fractional shares payable pursuant to Section 2.2(d), in each case pursuant to this Article II.

(i)         Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent determine are required to be deducted and withheld with respect to the making of such payment under Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates or holder of shares in book-entry form in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

(j)         Exchange Agent Expenses. Except as otherwise provided herein, Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of the Merger Consideration for Certificates.

Section 2.3     Company Equity Plans; Exchange Rights.

(a)         Effective as of the Effective Time, the Company shall terminate the Company's 2003 Stock Incentive Plan and any predecessor plans thereto, each as amended through the date of this Agreement (collectively, the "Option Plans").  Each holder of an option to purchase shares of common stock of the Company granted under the Option Plans or otherwise (each, an "Option") that is outstanding and unexercised at the Effective Time whether or not vested pursuant to the terms of the applicable Option Plan, other than holders of an Option to purchase shares of common stock of the Company granted under the Company’s former 1994 Stock Option Plan (the "Outstanding 1994 Plan Options") shall be entitled to receive from the Surviving Corporation as soon as reasonably practicable after the Effective Time, in exchange for the cancellation of such Option, a payment in cash, payable in U.S. dollars and without interest, equal to the product of (i) (A) the excess, if any, of (1) the Cash Consideration plus (2) (x) the Exchange Ratio multiplied by (y) the Parent Reference Price over (B) the per share exercise price of such Option, multiplied by (ii) the number of Shares subject to such Option as of the Effective Time.  Any such payments shall be subject to Section 2.3(d).  The Surviving Corporation shall assume the Outstanding 1994 Plan Options as options to purchase shares of Parent Common Stock, upon the terms and subject to the conditions set forth on Schedule 2 hereto.  The Surviving Corporation shall assume the MSLO Warrant upon the terms and subject to the conditions set forth in that certain Waiver, Amendment and Assumption, dated August 12, 2008, among the Company, Parent and Martha Stewart Living Omnimedia, Inc., a copy of which is attached hereto in Schedule 3.

(b)         Immediately prior to the Effective Time, each restricted stock unit award evidencing the right to receive shares of common stock of the Company granted under the Option Plans or otherwise (each, a "Restricted Stock Unit") that is outstanding immediately prior thereto shall become fully vested as to the number of shares of common stock of the Company that are the subject thereof as of the Effective Time and shall by virtue of the Merger and without any action on the part of any holder of any Restricted Stock Unit be cancelled and converted into the right to receive from the Surviving Corporation as soon as reasonably practicable after the Effective Time the Merger Consideration in respect of such number of shares of common stock of the Company that are the subject thereof.  Any such payments shall be subject to Section 2.3(d).

(c)         Immediately prior to the Effective Time, the Company shall take all actions necessary to cause each Enersyst Development Center, L.L.C. preferred unit exchange right (each, an "Exchange Right") granted pursuant to that certain Preferred Unit Exchange Agreement dated May 21, 2004 that is outstanding and unexercised at the Effective Time to be cancelled, and each such holder of Exchange Rights shall be entitled to receive from the Surviving Corporation as soon as reasonably practicable after the Effective Time, in exchange for the cancellation of such Exchange Rights, the Merger Consideration in respect of such number of shares of common stock of the Company that are the subject thereof. Any such payments shall be subject to Section 2.3(d).

(d)         The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to Sections 2.3(a)-(c) to any holder of Options, Restricted Stock Units and Exchange Rights such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law, and shall deposit such amounts with the appropriate taxing authority on behalf of the applicable holder.  To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Options, Restricted Stock Units or Exchange Rights in respect of which such deduction and withholding was made by the Surviving Corporation.

(e)         Prior to the Effective Time, the Company shall take all necessary action (i) (in accordance with that certain SEC no-action letter, dated January 12, 1999, to Skadden, Arps, Slate, Meagher & Flom LLP) to provide that the treatment of Options pursuant to Section 2.3(a) will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and (ii) to effect the treatment of the Option Plans and Options, Restricted Stock Units and Exchange Rights set forth in this Section 2.3, including obtaining any and all necessary consents.

(f)         Prior to the Effective Time, Parent, the Company and Exchange Agent shall mutually agree on the mechanics for the payment (as promptly as practicable following the Effective Time) of the consideration to be received under this Section 2.3 to holders of Options, Restricted Stock Units and Exchange Rights.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule, dated the date hereof, delivered by the Company to Parent (the "Company Disclosure Schedule"), with specific reference to the particular Section or subsection of this Agreement to which the limitation set forth in such Company Disclosure Schedule relates (it being understood that any information set forth in a particular Section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify each other Section or subsection thereof or hereof to the extent that it is readily apparent on its face that such information is relevant to such other Section or subsection thereof or hereof), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 3.1     Organization.  i)  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)         The Company is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As used in this Agreement, "Company Material Adverse Effect" means any change, circumstance, development, occurrence, event, fact or effect that, when considered either individually or in the aggregate, is or is reasonably likely to be materially adverse to (A) the business, properties, assets, liabilities, consolidated results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, or (B) the ability of the Company to perform any of its obligations under or consummate the transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, none of the following shall be deemed to be, and shall not be taken into account when determining whether there has been, a Company Material Adverse Effect: changes, circumstances, developments, occurrences, events, facts or effects resulting from (i) changes affecting the industries in which the Company and its Company Subsidiaries operate; (ii) any conditions affecting the economy or the financial, debt, credit, or securities markets in the United States, including as a result of changes in geopolitical conditions; (iii) acts of war (whether or not declared), armed hostilities and acts of terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters; (v) compliance by the Company and its Company Subsidiaries with the covenants contained in this Agreement; (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period ending on or after the date of this Agreement (it being understood that the exception in this clause (vi) is strictly limited to any such failure in and of itself and shall not prevent or otherwise affect a determination that any change, circumstance, development, occurrence, event, fact or effect underlying such failure has resulted in or contributed to a Company Material Adverse Effect); (vii) any action taken or omitted to be taken by or at the written request or with the written consent of Parent; (viii) changes in GAAP or authoritative interpretations thereof; unless, in the case of clauses (i), (ii) or (iii), such change, circumstance, development, occurrence, event, fact or effect has a materially disproportionate effect on the Company compared with other companies operating in the industries in which the Company operates; or (ix) any announcement of this Agreement or the transactions contemplated hereby, in each case, solely to the extent due to such announcement.  The Company has heretofore delivered to Parent complete and correct copies of the Certificate of

Incorporation and Bylaws (or similar organizational documents) of the Company and each Company Subsidiary as presently in effect.

Section 3.2     Subsidiaries and Affiliates.  ii)  Section 3.2(a)(i) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital of each Company Subsidiary.  Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or ownership interest in any business.  No Shares are held by a Company Subsidiary.  All of the outstanding capital stock (or similar equity interests) of each Company Subsidiary is (or are) owned directly or indirectly by the Company free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, or other encumbrances and restrictions of any nature whatsoever ("Encumbrances"), and is (or are) validly issued, fully paid and nonassessable.  As used in this Agreement: the term "Company Subsidiary" means each Person which is a Subsidiary of the Company; the term "Subsidiary" means with respect to any party, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership); and the term "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

(b)         Each Company Subsidiary (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.3      Capitalization.  iii)  The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $0.01 per share, and (ii) 5,000,000 shares of preferred stock, par value $1.00 per share.  As of the date of this Agreement, (i) 30,390,471 Shares are issued and outstanding, (ii) no Shares are issued and held in the treasury of the Company, (iii) a total of 3,596,246 Shares are reserved for issuance upon the exercise of outstanding Options or upon the vesting of Restricted Stock Units, (iv) a total of 2,650,744 Shares subject to options are vested and exercisable as of the date hereof, (v) a total of 564,813 Shares are available for future grant under the Option Plans, (vi) 454,000 Shares are reserved for issuance upon the exercise of outstanding warrants and (vii) no shares of preferred stock are issued and outstanding.  All of the outstanding shares of the Company's common stock are, and all shares that may be issued pursuant to the exercise of outstanding Options will be, duly authorized, validly issued, fully paid and non-assessable.  The only principal amount of outstanding indebtedness for borrowed money of the Company and the Company Subsidiaries is $8.0 million (which amount is as of the close of business on August 8, 2008) under the Company's Amended and Restated Credit Agreement, dated as of February 7, 2008, among the Company, the Company Subsidiaries and Bank of America, N.A.  There is no indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any Company Subsidiary issued and outstanding.  There are (i) no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, agreements, arrangements, understandings or commitments of any kind relating to the issued or unissued capital stock of, or other equity interests in, the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer, register or sell or cause to be issued, transferred, registered  or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests or other securities, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, restricted stock award, restricted stock unit award, agreement, arrangement, understanding or commitment, and (ii) no outstanding agreements, arrangements, understandings or commitments of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any capital stock or other equity interests in any Company Subsidiary or any Person or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any Person.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any Company Subsidiary.

(b)         Section 3.3(b)(i) of the Company Disclosure Schedule sets forth, with respect to each Option outstanding as of July 28, 2008, (i) the number of Shares issuable therefor, (ii) the purchase price payable therefor upon the exercise of each such Option, (iii) the date on which such Option was granted, (iv) the Option Plan under which such Option was granted and whether such Option is an "incentive stock option" (as defined in Section 422 of the Code) or a nonqualified stock option, (v) for each Option, whether such Option is held by a Person who is not an employee of the Company or any Company Subsidiary, (vi) the extent to which such Option is vested and exercisable as of the date of this Agreement and the extent of acceleration as a result, either alone, or together with another event or occurrence, of the transactions contemplated by this Agreement and (vii) the date on which such Option expires.  Since May 2, 2008, the Company has not granted or issued any Options or Restricted Stock Units.  All of  the Options and Restricted Stock Units have been granted solely to employees, consultants (who are individuals) or directors of the Company in the ordinary course of business consistent with past practice.  All Options and Restricted Stock Units granted under the Option Plans have been granted pursuant to option award agreements in the substantially the form attached as an exhibit to Section 3.3(b)(i) of the Company Disclosure Schedule. The per Share exercise price of each Option is not (and is not deemed to be) less than the fair market value of a Share as of the date of grant of such Option.  All grants of Options were validly issued and properly approved by the Company Board of Directors (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the Financial Statements in accordance with GAAP, and no such grants involved any "back dating," "forward dating," "spring loading" or similar practices with respect to such grants. Section 3.3(b)(ii) of the Company Disclosure Schedule sets forth, with respect to each Restricted Stock Unit award outstanding as of July 28, 2008, (i) the number of target Shares subject to the award, (ii) the date on which such Restricted Stock Unit was granted, (iii) the Option Plan under which such Restricted Stock Unit was granted, (iv) for each Restricted Stock Unit award, whether such Restricted Stock Unit is held by a Person who is not an employee of the Company, and (v) the extent to which such Restricted Stock Unit is vested as of the date of this Agreement and the extent of acceleration as a result, either alone, or together with another event or occurrence, of the transactions contemplated by this Agreement. All Restricted Stock Unit awards granted under the Option Plans have been granted pursuant to restricted stock unit award agreement(s) in the substantially the form attached as an exhibit to Section 3.3(b)(ii) of the Company Disclosure Schedule.

(c)         There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party relating to the voting or disposition of any shares of the capital stock of the Company or any of the Company Subsidiaries or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any Company Subsidiary.

(d)         All dividends or distributions on securities of the Company or any Company Subsidiary that have been declared or authorized have been paid in full.

Section 3.4     Authorization; Validity of Agreement; Company Action.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by Company Stockholder Approval (as defined below), to consummate the transactions provided for or contemplated by this Agreement, including, but not limited to, the Merger.  The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Company Board of Directors, and no other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby other than, with respect to the Merger, the approval of the Merger and adoption of this Agreement by the Company Stockholder Approval.  This Agreement has been duly and validly executed and delivered by the Company, and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights generally and to general principles of equity.

Section 3.5     Board Approvals.  On or prior to the date hereof, the Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that each of the Agreement and the Merger are advisable and fair to and in the best interests of the stockholders of the Company as of the date hereof, (ii) duly and validly approved, adopted and declared advisable the Merger, this Agreement and the transactions contemplated hereby and taken all other corporate action required to be taken by the Company Board of Directors to authorize the consummation of the transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (collectively, the "Company Board

 Recommendation"), and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified. The action taken by the Company Board of Directors constitutes approval of this Agreement and the Merger by the Company Board of Directors under Section 203 of the DGCL, and no other state takeover statute or similar statute or regulation in any jurisdiction in which the Company or any Company Subsidiary does business is applicable to the Merger, this Agreement and the transactions contemplated hereby.

Section 3.6     Required Vote.  The affirmative vote of the holders of a majority of the outstanding Shares (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement.

Section 3.7     Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, the Bylaws or similar organizational documents of the Company or any Company Subsidiary, (ii) require any filing by the Company with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether local, state, federal or foreign (a "Governmental Entity"), except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger, (C) the filing with the SEC and the NASDAQ Stock Market of the Proxy Statement and (D) any filings in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or under the antitrust or competition Laws of applicable foreign jurisdictions, (iii) result in a violation or breach of or the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Encumbrance on the assets and properties of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation (each, a "Contract") to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound or (iv) assuming that all consents, approvals, authorizations and other actions described in subsection (ii) have been obtained and all filings and obligations in subsection (ii) have been made or complied with, conflict with or violate any Law applicable to the Company, any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (ii) or (iii) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such violations, breaches, defaults or Encumbrances could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.8     Company SEC Documents and Financial Statements.

(a)         Since January 1, 2005, the Company has timely filed with or furnished to the SEC all forms, reports, schedules, statements, exhibits, and other documents required by it to be filed under the Exchange Act or the Securities Act (collectively, the "Company SEC Documents").  As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.  As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.  None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC.  As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, all of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (collectively, the "Financial Statements") (i) complied in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments) of the Company and its consolidated Company Subsidiaries as of the times and for the periods referred to therein.

(b)         The Company has heretofore furnished to Parent complete and correct copies of all comment letters from the SEC since January 1, 2005 through the date of this Agreement with respect to any of the Company SEC Documents.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents.

(c)         The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the applicable listing and governance rules and regulations of the NASDAQ Stock Market.

(d)         The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board of Directors and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the Company's consolidated financial statements. The Company has evaluated the effectiveness of the Company's internal control over financial reporting and, to the extent required by applicable

Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company's auditors and the audit committee of the Board of Directors (and made available to Parent a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.  Except as disclosed in the Company SEC Documents, the Company has not identified any material weaknesses in the design or operation of the Company's internal control over financial reporting.

(e)         The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(f)         To the knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company.  Since January 1, 2005 there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel or similar legal officer, the Board or any committee thereof.

(g)         Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.  The Company does not have, and has not arranged any, outstanding "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(h)         Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company's published financial statements or other Company SEC Documents.

Section 3.9        Absence of Certain Changes.  Except as specifically contemplated by this Agreement, since December 31, 2007, (a) each of the Company and each Company Subsidiary has conducted in all material respects its respective business only in the ordinary course of business consistent with past practice, (b) neither the Company nor any Company Subsidiary has (i) suffered any Company Material Adverse Effect or (ii) become aware of any facts or circumstances that could, individually or in the aggregate, reasonably be expected to cause the Company to suffer any Company Material Adverse Effect, and (c) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.10      No Undisclosed Liabilities.  Except (a) as disclosed in the Company SEC Documents filed prior to the date hereof and (b) for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since December 31, 2007 or (ii) as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected in the Financial Statements (or in the notes thereto) in accordance with GAAP.

Section 3.11      Litigation; Orders.  There is no suit, claim, action, charge, proceeding, including, without limitation, arbitration proceeding or alternative dispute resolution proceeding, or investigation pending or, to the knowledge of the Company, threatened against, affecting or naming as a party thereto the Company or any Company Subsidiary that could, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or (ii) materially delay the consummation of the transactions contemplated by this Agreement.  No judgment, decree, injunction, rule or order of any Governmental Entity is outstanding against the Company or any Company Subsidiary or any of their respective properties or assets that could, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or (ii) materially delay the consummation of the transactions contemplated by this Agreement.  Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2005, the Company has not received any written material product liability, manufacturing or design defect, warranty, field repair or other material product-related claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (A) services rendered by the Company or (B) the sale, distribution or manufacturing of products by the Company.

Section 3.12       Employee Benefit Plans; ERISA.

(a)         Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, there exists no employment, consulting, retention,

change in control, severance or termination agreement, arrangement or understanding between the Company or any of the Company Subsidiaries and any individual current or former employee, officer or director of the Company or any of the Company Subsidiaries with respect to which the annual cash, noncontingent payments thereunder exceed $100,000.

(b)         Section 3.12(b) of the Company Disclosure Schedule contains a correct and complete list of all (i) "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), including any such Pension Plans that are "multiemployer plans" (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the "Multiemployer Pension Plans"), (ii) "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and (iii) all other benefit plans, policies, programs, agreements or arrangements, including but not limited to, any bonus, deferred compensation, severance pay, retention, change in control, employment, consulting, pension, profit-sharing, retirement, insurance, stock purchase, stock option, incentive or equity compensation or other fringe benefit plan, program, policy, agreement, arrangement or practice maintained, contributed to or required to be contributed to, by the Company or any of the Company Subsidiaries, for the benefit of any current or former employees, officers, consultants or directors of the Company or any of the Company Subsidiaries (including individuals who perform or performed services outside of the United States, or with respect to which the Company or any of the Company Subsidiaries could reasonably have any liability (collectively, the "Benefit Plans").  The Company has delivered or made available to Parent and Merger Sub correct and complete copies of (i) each Benefit Plan (including all amendments thereto) or written description of each Benefit Plan that is not otherwise in writing, (ii) the three most recent annual reports on Form 5500 and all schedules thereto filed with respect to each Benefit Plan, to the extent applicable, (iii) the most recent summary plan description, summary of material modifications and plan prospectus for each Benefit Plan, to the extent applicable, (iv) each current trust agreement, insurance contract or policy or group annuity contract to the extent applicable, (v) the most recent actuarial report, financial statement or valuation report, to the extent applicable and (vi) a current Internal Revenue Service favorable determination or opinion letter, to the extent applicable.

(c)         Each Benefit Plan is and has at all times been operated and administered in accordance with its terms and in compliance in each case in all material respects with applicable Law, including but not limited to ERISA and the Code. Except as set forth on Section 3.12 of the Company Disclosure Schedule, no Benefit Plan is a "nonqualified deferred compensation plan" subject to Section 409A of the Code.  Since January 1, 2005, each Benefit Plan has been administered in good faith compliance with Section 409A of the Code to the extent applicable.

(d)         Each Pension Plan intended to be "qualified" within the meaning of section 401(a) of the Code has received a determination letter or opinion from the Internal Revenue Service that such Pension Plan is so qualified and exempt from taxation under section 401(a) and 501(a) of the Code, and, to the knowledge of the Company, no condition exists that would be expected to materially adversely affect such qualification.

(e)         None of the Benefit Plans is, and none of the Company or any of the Company Subsidiaries, nor any trade or business, whether or not incorporated, that, together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414 of the Code (each, "ERISA Affiliate"), has within the last six (6) years, maintained or had an obligation to contribute to (i) a "single employer plan" (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a "multiple employer plan" or "multiple employer welfare arrangement" (as such terms are defined in ERISA) or (iii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code).  There are no unpaid contributions due prior to the date of this Agreement with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable Law and all contributions due have been timely made.

(f)         None of the Company, any of the Company Subsidiaries or any ERISA Affiliate has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan that reasonably could be expected to subject the Company or any of the Company Subsidiaries to any material tax or penalty.

(g)         With respect to any Benefit Plan, there is no action, suit, audit, investigation or claim pending, or to the Company's knowledge, threatened or anticipated, other than routine claims for benefits.

(h)         None of the Company or any of the Company Subsidiaries has any obligation to provide any health benefits or other non-pension benefits (whether or not insured) to retired or other former employees, directors or consultants, except as specifically required by Part 6 of Title I of ERISA ("COBRA"), except to the extent the sole cost of which is borne solely by such former employees, directors or consultants.

(i)         Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, or (except as required by Law) any termination of employment or service (or other event or occurrence) in connection therewith will (i) entitle any current or former employee, director or consultant of the Company or any of the Company Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of indebtedness with respect to any such persons, (ii) increase the amount of any compensation, severance, equity award or other benefits otherwise payable by the Company or any Company Subsidiary or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits.

(j)         No amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Benefit Plans or any other contract, agreement or arrangement with respect to which the Company or any Company Subsidiary may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code, as a result of the transactions contemplated hereby.

Section 3.13     Taxes.  Except as set forth in Section 3.13 of the Company Disclosure Schedule:

(a)         (i) the Company and each of the Company Subsidiaries has duly and timely filed, or will duly and timely file, all Tax Returns required to be filed by it on or before the Closing Date, and each such Tax Return has been, or will be, prepared in compliance with all applicable Laws and is true, correct and complete in all material respects; (ii) the Company and each of the Company Subsidiaries has timely paid (or the Company has timely paid on the Company Subsidiaries' behalf) or will timely pay all Taxes shown as due on such Tax Returns and all other Taxes due and payable prior to the Closing Date (whether or not shown as due on any Tax Return) except such Taxes as are currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company's Financial Statements in accordance with GAAP; (iii) the Financial Statements reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such Financial Statements; and (iv) neither the Company nor any Company Subsidiary has incurred any  liability for Taxes subsequent to the date of such most recent Financial Statements other than in the ordinary course of such Company's or Company Subsidiary's business.

(b)         (i) no Tax Return of the Company or any of the Company Subsidiaries is under audit or examination by any Taxing Authority, no written notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of the Company Subsidiaries, (ii) no deficiencies for Taxes have been claimed, proposed, assessed or threatened in writing against the Company or any Company Subsidiary by any Taxing Authority for which adequate reserves have not been established in the Company's Financial Statements in accordance with GAAP; (iii) there are no liens for Taxes upon the assets of the Company or any Company Subsidiary except liens relating to current Taxes not yet due and payable; (iv) all Taxes which the Company or any Company Subsidiary are required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any Taxing Authority have been duly and timely remitted; (v) none of the Company or the Company Subsidiaries has consented to extend to a date after the Closing Date the time in which any Tax may be assessed or collected by any Taxing Authority; (vi) no claim has been made by any Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or Company Subsidiary is or may be subject to taxation in that jurisdiction, and the Company is not aware of any Tax Return filing requirement that is not being complied with; and (vii) no power of attorney that would be in force after the Closing Date has been granted by the Company or any Company Subsidiaries with respect to Taxes.

(c)         Each of the Company and the Company Subsidiaries has made available to Parent and Merger Sub true, correct and complete copies of all federal income Tax Returns, and all other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or the Company Subsidiaries that have been filed by any of the Company or the Company Subsidiaries for the taxable years ending December 31, 2004, 2005, 2006 and 2007.

(d)         The consolidated federal and state income Tax Returns of the Company and the Company Subsidiaries have been filed (but not examined), and the statute of limitations closed, with respect to all taxable years through and including December 31, 2003.

(e)         None of the Company or the Company Subsidiaries (i) is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation, sharing or indemnification agreement or other similar arrangement with any person other than the Company and the Company Subsidiaries or (iii) has any liability for the Taxes of any Person (other than any of the Company or the Company Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

(f)         Since January 1, 2003, neither the Company nor any Company Subsidiary has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock purported to or intended to be governed by Section 355 or Section 361 of the Code.

(g)         Since January 1, 2003, neither the Company nor any Company Subsidiary has participated in, or is currently participating in, a "reportable transaction" within the meaning of Treas. Reg. § 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law ( a "Reportable Transaction"), and to the knowledge of the Company, neither the Company nor any Company Subsidiary has ever participated in a Reportable Transaction.

(h)         Neither the Company nor any Company Subsidiary is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)         There are no Tax rulings, requests for rulings, applications for change in accounting methods or closing agreements that could reasonably be expected to affect liabilities for Taxes for any period after the Effective Time.

(j)         To the knowledge of the Company, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any intercompany transactions or excess loss account described in Treasury regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).  Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of:  (i) any installment sale or open transaction disposition made on or prior to the date of this Agreement; (ii) any prepaid amount received on or prior to the Effective Time; (iii) Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign Law), by reason of a change in accounting method or otherwise; or (iv) any other transaction or accounting method that accelerated an item of deduction into periods ending on or before the Effective Time or a transaction or accounting method that deferred an item of income into periods beginning after the Effective Time.

Section 3.14     Material Contracts.

(a)         Neither the Company nor any of the Company Subsidiaries is, nor, to the Company's knowledge, is any other party, in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract to which it is a party, except for such defaults which could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect; and, to the knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both, could constitute such a default other than such events which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Each of the Material Contracts is in full force and effect and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors' rights generally and to the general principles of equity.

(b)         Section 3.14(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of (i) all agreements, contracts or letters of intent regarding the acquisition of a person or business, whether in the form of an asset purchase, merger, consolidation or otherwise (excluding any such agreement, contract or letter of intent that has closed or expired, unless one or more of the parties thereunder has executory indemnification, earn-out or other liabilities) to which the Company or any Company Subsidiary is a party, (ii) all credit agreements, indentures, and other agreements related to any existing indebtedness or availability for borrowed money of the Company or any Company Subsidiary (or pursuant to which any residual liability remains), (iii) all joint venture or other similar agreements to which the Company or any Company Subsidiary is a party, (iv) all material lease agreements to which the Company or any Company Subsidiary is a party, (v) contracts under which the Company or any Company Subsidiary has advanced or loaned any other person any material amounts, (vi) guarantees of any obligations (other than a guarantee by the Company of a Company Subsidiary's debts or other obligations or a guarantee by a Company Subsidiary of the Company's debts or other obligations or another Company Subsidiary's debts or other obligations), (vii) contracts or groups of related contracts with the same party or group of parties the performance of which involves annual consideration in excess of $200,000 which are not cancelable by the Company on thirty (30) days' or less notice without premium or penalty, (viii) each exclusive sales representative or exclusive distribution contract to which the Company or any Company Subsidiary is a party, (ix) warranty agreements with respect to the Company's or the Company Subsidiaries' services rendered or products sold or leased, other than pursuant to the Company's standard warranty, a true and complete copy of which has heretofore been provided or made available to Parent and Merger Sub, (x) agreements under which the Company has granted any person registration rights (including demand and piggy-back registration rights), which rights are still effective as of the date of this Agreement or still could become effective after the date of this Agreement, (xi) all contracts or agreements purporting to restrict or prohibit the Company or any Company Subsidiary from engaging or competing in any business or engaging or competing in any business in any geographic area, (xii) all employment, consulting, retention, severance, change in control, non-competition, termination or indemnification agreements between the Company or any Company Subsidiary and any director or officer of the Company or any Company Subsidiary or any other employee earning noncontingent cash compensation in excess of $100,000 per year, (xiii) all labor agreements, collective bargaining agreements or other labor related contracts (including work rules and practices) to which the Company or any Company Subsidiary is a party to or otherwise bound by with respect to any labor union, labor organization, trade union or similar organization or association of employees,

(xiv) all licenses, consents to use, non-assertion agreements, settlement agreements and coexistence agreements concerning Intellectual Property to which the Company or any of the Company Subsidiaries is a party, including agreements pursuant to which the Company or any Company Subsidiary uses software (other than non-customized software subject to customary "shrinkwrap" or "click-through" type contracts) (the "Material Licenses"), (xv) any contract which provides for termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Company and (xvi) all other contracts which are material to the Company and the Company Subsidiaries taken as a whole (collectively, the "Material Contracts"). The Company has made available to Parent a correct and complete copy of each agreement listed in Section 3.14(b) of the Company Disclosure Schedule.

(c)          No Material Contract will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time, except for any Material Contracts which, if terminated, could not reasonably be expected to have a Company Material Adverse Effect.

(d)         Section 3.14(d) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of all agreements of the Company or any Company Subsidiary with any executive officer or director of the Company or any other Company Subsidiary.  No officer or director of the Company, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or any of the Company Subsidiaries which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

Section 3.15      Real and Personal Property.

(a)         Each of the Company and the Company Subsidiaries has good and valid title to, or valid leasehold interests in, all its properties and assets, free and clear of all Encumbrances, except for Permitted Encumbrances that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except for the Permitted Encumbrances, each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all Real Property Leases (as defined below) to which it is a party, except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)         Neither the Company nor any Company Subsidiary owns any real property.

(c)         Section 3.15(c) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary (collectively, including the improvements thereon, the "Leased Real Property"), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements (and any amendments thereto) under which the Company or any Company Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each a "Real Property Lease") that have not been terminated or expired as of the date hereof have been made available to Parent. Each Real Property Lease is a valid and binding obligation of the Company or a Subsidiary and is in full force and effect.  The Company or the Company Subsidiary which is a party to a Real Property Lease has not received any written notice of any default under such Real Property lease which remains uncured and there is no default under any Real Property Lease either by the Company or the Company Subsidiaries party thereto or, to the Company's knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or any Company Subsidiary thereunder, except for such defaults as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)         Except for Permitted Encumbrances, neither the Company nor any Company Subsidiary is a party to any lease, sublease, license or other agreement granting to any third party a right to the use, occupancy or enjoyment of any Owned Real Property or Leased Real Property or any portion thereof.

(e)         There are no disputes, oral agreements or forbearance programs in effect with respect to any Real Property Lease.

Section 3.16       Intellectual Property.

(a)         Section 3.16 of the Company Disclosure Schedule sets forth a complete list, as of the date of this Agreement, of all:

(i)                 applications and registrations for Intellectual Property, in each case that are owned by the Company or any Company Subsidiary, including, with respect to each, the title or mark, the application or registration number, the application or registration date and the jurisdiction; and

(ii)                 material unregistered Intellectual Property owned by the Company or any Company Subsidiary.

(b)         Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, and except as could not, individually or in the aggregate, reasonably be expected to be material to the Company:

(i)                  the Company and the Company Subsidiaries own, free and clear of all Encumbrances, or have a valid right to use, all Intellectual Property used in, or necessary for or otherwise material to, the conduct of their business as it is currently conducted and as presently contemplated to be conducted;

(ii)                 with respect to the applications and registrations for Intellectual Property set forth in Section 3.16(a) of the Company Disclosure Schedule, (v) the Company or the applicable Company Subsidiary is the sole and exclusive owner of such applications and registrations, (w) the Company or the applicable Company Subsidiary is the record owner of such applications and registrations, (x) such registrations and applications have been duly maintained, are subsisting, valid, in full force and effect, and have not been cancelled, expired, or abandoned, (y) there are no facts or circumstances, including prior art, that would render such applications and registrations invalid or unenforceable and (z) such applications have been prosecuted in accordance with all applicable rules, practices and procedures of the U.S. Patent and Trademark Office or the foreign equivalent, as applicable;

(iii)                 the conduct by the Company and each Company Subsidiary of its business as it is currently conducted and as presently contemplated to be conducted does not infringe, misappropriate, or otherwise violate the intellectual property rights of any third party and neither the Company nor any Company Subsidiary has received notice of any pending or threatened claim of the foregoing and, to the knowledge of the Company, there is no valid basis for such a claim;

(iv)                 to the knowledge of the Company, no third party is challenging the validity or enforceability of any Intellectual Property owned by the Company or any Company Subsidiary;

(v)                 no third party is infringing, misappropriating, or otherwise violating the Intellectual Property owned by the Company or any Company Subsidiary;

(vi)                 to the knowledge of the Company, no funding, facilities or personnel of any Governmental Entity or other public institution were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property owned by the Company or any Company Subsidiary;

(vii)                 no Intellectual Property owned by the Company or any Company Subsidiary is being used or enforced by the Company or any Company Subsidiary in a manner that could reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property;

(viii)                 the Company and the Company Subsidiaries have taken commercially reasonable steps to preserve the confidentiality of their trade secrets, their confidential, proprietary manufacturing processes, formulas and other confidential, proprietary information, and each current and, to the knowledge of the Company, former employee, officer and contractor of the Company or the Company Subsidiaries has executed a proprietary information and inventions agreement assigning to the Company or the applicable Company Subsidiary all Intellectual Property made in connection with such employment with or engagement by the Company or the applicable Company Subsidiary; and

(ix)                 the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company's or any Company Subsidiary's right to own, use, or hold for use any of the Intellectual Property material to the Company's conduct of its business as owned, used, or held for use in the conduct of its business as it is currently conducted or presently contemplated to be conducted.

Section 3.17       Labor Matters.

(a)         Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, as of the date of this Agreement (i) there is no labor strike, dispute, slowdown, stoppage or lockout pending, or to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, nor has there been any such action or event during the three years prior to the date of this Agreement, (ii) neither the Company nor any of the Company Subsidiaries is a party to, bound by or in the process of negotiating any collective bargaining or similar agreement with any labor union, labor organization, trade union or similar organization or employee association, or work rules or practices agreed to with any labor union, labor organization, trade union or similar organization or employee association, in each case applicable to employees of the Company or any of the Company Subsidiaries, (iii) there are no material grievances or material arbitration proceedings arising out of or under any of the collective bargaining agreements or similar agreements set forth in Section 3.17(a) of the Company Disclosure Schedule, and (iv) none of the employees of the Company or any of the Company Subsidiaries is represented by any labor union, labor organization, trade union or similar organization or employee association with respect to their employment with the Company or any of the Company Subsidiaries and, to the knowledge of the Company, there are not any union organizing activities, either by or on behalf of any employee or union or similar labor organization or association with respect to employees of the Company or the Company Subsidiaries.

(b)         The Company and each Company Subsidiary is and has been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work, disability, discrimination, employee whistleblowing, employee leaves, workers compensation, labor relations, classification of employees, immigration, equal opportunity and workplace safety and health, except in each case where the failure to so comply would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(c)         To the knowledge of the Company, no executive officer or other key employee of the Company or any Company Subsidiary (i) is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other person or entity affecting or in conflict with the present and proposed business activities of the Company and the Company Subsidiaries, except agreements between the Company or a Company Subsidiary and its present and former officers or employees or (ii) intends to terminate his or her employment with the Company or any Company Subsidiary.

(d)         Neither the Company nor any Company Subsidiary has (i) taken any action within the past three (3) years requiring notice to employees under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), or any similar state or local Law and (ii) incurred any liability or obligation under the WARN Act or any similar state or local Law that remains unsatisfied.

Section 3.18           Compliance with Laws.  Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries have complied in a timely manner with all Laws which affect the business, properties or assets of the Company or the Company Subsidiaries, (b) no unresolved notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the Company's knowledge, threatened against the Company or any Company Subsidiary alleging any violation of any of the foregoing, (c) the Company and the Company Subsidiaries possess all licenses, permits and approvals required under such Laws and such licenses, permits and approvals are in full force and effect and (d) there is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened regarding the suspension, revocation or cancellation of any such licenses, permits and approvals.

Section 3.19            Condition of Assets.  The property, plant and equipment of the Company and the Company Subsidiaries has been maintained in reasonable operating condition and repair, ordinary wear and tear excepted, and is in all material respects sufficient to permit the Company and each Company Subsidiary to conduct their operations in the ordinary course of business in a manner consistent with their past practices.

Section 3.20            Customers and Suppliers.  Section 3.20 of the Company Disclosure Schedule sets forth a true, correct and complete list of the 20 largest suppliers to and customers of the Company for the twelve month period ended June 30, 2008 (determined on the basis of the total dollar amount of purchases or sales, as the case may be) showing the total dollar amount of purchases from or sales to, as the case may be, each such supplier during such period.  Since June 30, 2007, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any Company Subsidiary with any material customer or supplier or group of affiliated customers or suppliers nor, to the knowledge of the Company, has any material customer, supplier or group of affiliated customers or suppliers indicated an intent to so terminate, cancel or materially curtail its business relationship with the Company or any Company Subsidiary.

Section 3.21             Environmental Matters.

(a)         Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)                 the Company and each Company Subsidiary has been and is in compliance with all applicable Environmental Laws, including, but not limited to, possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required under applicable Environmental Laws, and in compliance with the terms and conditions thereof;

(ii)                 neither the Company nor any Company Subsidiary has received any unresolved communication (written or oral), whether from a

Governmental Entity, citizens group, employee or otherwise, alleging that the Company or any Company Subsidiary is not in compliance with all applicable Environmental Laws, and there are no present or, to the knowledge of the Company, past actions, activities, circumstances or conditions that may prevent or interfere with such compliance in the future;

(iii)                 there is no pending or threatened Environmental Claim, lawsuit, or administrative proceeding against the Company or any Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or a Company Subsidiary has or may have retained or assumed either contractually or by operation of law, under or pursuant to any Environmental Law, and there are no facts, conditions or circumstances which could form the basis of any such Environmental Claim, lawsuit or administrative proceeding;

(iv)                 with respect to the real property that is currently owned, leased or operated by the Company or any Company Subsidiary, there have been no spills, discharges, releases or threatened releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property that requires or is likely to require Cleanup or could form the basis of any Environmental Claim under applicable Environmental Laws;

(v)                 with respect to real property that was formerly owned, leased or operated by the Company or any Company Subsidiary or any of their predecessors in interest, there were no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property during or prior to the Company's or any Company Subsidiary's ownership, lease or operation of such real property that requires or is likely to require Cleanup or could form the basis of any Environmental Claim under applicable Environmental Laws; and

(vi)                 neither the Company nor any Company Subsidiary has disposed or arranged for the disposal of Hazardous Substances (or any waste or substance containing Hazardous Substances) at any location that is: (x) listed on the Federal National Priorities List ("NPL") or identified on the Comprehensive Environmental Response, Compensation, and Liability Information System ("CERCLIS"), each established pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.; (y) listed on any state or foreign list of hazardous waste sites that is analogous to the NPL or CERCLIS; or (z) to the knowledge of the Company has been subject to environmental investigation or remediation.

(b)         Neither the Company nor any Company Subsidiary has entered into any written agreement that requires them to indemnify or hold harmless a third party from or against any liabilities or costs arising out of or relating to the operation of the business or the disposal or release of Hazardous Substances from the business under Environmental Laws.

(c)         The Company and each Company Subsidiary has delivered or otherwise made available for inspection to Parent true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any Company Subsidiary pertaining to Hazardous Substances in, on, from, beneath, or adjacent to any property currently or formerly owned, operated or leased by the Company or any Company Subsidiary, or regarding the Company's or any Company Subsidiary's compliance with applicable Environmental Laws.

(d)         Except as sent forth on Section 3.21(d) of the Company Disclosure Schedule, no additional permits or other governmental authorizations under Environmental Laws, will be required to permit Parent to conduct the business of the Company and any Company Subsidiary in full compliance with all applicable Environmental Laws immediately following the Closing Date, as conducted by the Company and any Company Subsidiary immediately prior to the Closing Date.  To the extent that transfers or additional permits and other governmental authorizations are required, the Company and the Company Subsidiaries agree to cooperate with Parent to effect such transfers and obtain such permits and other governmental authorizations prior to the Closing Date.

(e)         The following terms shall have the following meanings for the purposes of this Agreement:

(i)                 "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

(ii)                 "Environmental Laws" means all federal, state, local, foreign and common Laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to the exposure to, or releases or threatened releases of, Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances and all laws and regulations relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

(iii)                 "Environmental Claim" shall mean any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release, of a Hazardous Substance at any location, whether or not owned, leased or operated by the Company or any Company Subsidiary or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(iv)                 "Hazardous Substances" shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances defined by any Environmental Law as, or included in the definition of, "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

Section 3.22       Insurance.  Section 3.22 of the Company Disclosure Schedule (i) lists all material insurance policies maintained by or on behalf of the Company and the Company Subsidiaries as of the date hereof and (ii) includes a description of any self-insurance arrangements in effect as of the date hereof with respect to the Company and the Company Subsidiaries (such arrangements, together with all similar arrangements in respect of the Company and the Company Subsidiaries covering earlier periods, being referred to herein as the "Self-Insurance Arrangements").  The Company has heretofore made available to Parent true, correct and complete copies of all such insurance policies.  The Company and the Company Subsidiaries have policies of insurance of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company and the Company Subsidiaries.  All such policies and the Self-Insurance Arrangements are in full force and effect and will not terminate by virtue of the transactions contemplated hereby, all premiums due thereon have been paid by the Company or the Company Subsidiaries, and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies.  Furthermore, as of the date of this Agreement, (a) neither the Company nor any Company Subsidiary has received any notice of cancellation or non-renewal of any such policy or arrangement nor, to the knowledge of the Company, is the termination of any such policies or arrangements threatened, (b) there is no claim pending under any of such policies or arrangements as to which coverage has been denied or disputed by the underwriters of such policies or arrangements, (c) neither the Company nor any Company Subsidiary has received any notice from any of its insurance carriers that any insurance coverage presently provided for will not be available to the Company or any Company Subsidiary in the future on substantially the same terms as now in effect and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company or any Company Subsidiary.

Section 3.23          Certain Business Practices.  Neither the Company nor any Company Subsidiary, and no director, officer, agent or employee of the Company or any Company Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign or state anti-corruption or anti-bribery Law or requirement applicable to the Company or the Company Subsidiaries.

  Section 3.24              Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference (i) in the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no representation or warranty is made by or on behalf of the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.25            Opinion of Financial Advisor.  The Company has received the written opinion of Goldman, Sachs & Co. (the "Company Financial Advisor"), dated August 12, 2008, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Shares, taken in the aggregate pursuant to this Agreement is fair from a financial point of view to such holders, and a copy of such opinion will be delivered to Parent and Merger Sub promptly after the date of this Agreement.  The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety and a discussion of the Company Financial Advisor's analysis in preparing such opinion in the Proxy Statement.

Section 3.26            Brokers.  No broker, investment banker, financial advisor or other person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.  True and correct copies of all agreements between the Company and the Company Financial Advisor, including, without limitation, any fee arrangements, have been delivered to Parent prior to the date of this Agreement.

Section 3.27            State Takeover Statutes.  The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL, and, accordingly, neither such Section 203 nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.  As a result of the foregoing actions, the only additional corporate action required to authorize the Merger is the Company Stockholder Approval and no further action is required to authorize the transactions contemplated by this Agreement. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except as set forth on the disclosure schedule, dated the date hereof, delivered by Parent to the Company (the "Parent Disclosure Schedule") with specific reference to the particular Section or subsection of this Agreement to which the limitation set forth in such Parent Disclosure Schedule relates (it being understood that any information set forth in a particular Section or subsection of the Parent Disclosure Schedule shall be deemed to apply to and qualify each other Section or subsection thereof or hereof to the extent that it is readily apparent on its face that such information is relevant to such other Section or subsection thereof or hereof), the Parent and Merger Sub represent and warrant to the Company as set forth below.

Section 4.1       Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective incorporation and has all full corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized and existing or to have such power and authority would not, individually or in the aggregate, impair in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its obligations under this Agreement, or prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.2       Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the boards of directors of each of Parent and Merger Sub, and by Parent as the sole stockholder of Merger Sub, and no other corporate authority or approval on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

Section 4.3        Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, the Bylaws or similar organizational documents of Parent or Merger Sub, (ii) require any filing by Parent or Merger Sub with, or permit, authorization, consent or approval of, any Governmental Entity except for (A) compliance with any applicable requirements of the Exchange Act and Securities Act, (B) any filings as may be required under the DGCL in connection with the Merger, (C) the filing with the SEC of (1) the Form S-4 and (2) such reports under applicable requirements of the Securities Act, the Exchange Act and state securities and "blue sky" laws, as may be required in connection with this Agreement and the transactions contemplated hereby, (D) any filings with or approvals of the NASDAQ Stock Market or (E) any filings in connection with the applicable requirements of the HSR Act or under the antitrust or competition Laws of applicable foreign jurisdictions, (iii) result in a violation or breach of or the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Encumbrance on the assets and properties of the Parent or any Subsidiary under, any of the terms, conditions or provisions of any Contract to which the Parent or any Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound or (iv) assuming that all consents, approvals, authorizations and other actions described in subsection (ii) have been obtained and all filings and obligations in subsection (ii) have been made or complied with, conflict with or violate any Law applicable to the Parent, any Subsidiary or any of their respective properties or assets, except in the case of clauses (ii) or (iii) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such violations, breaches, defaults or Encumbrances could not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement, as the case may be, or prevent or materially delay the consummation of any the transactions contemplated hereby.

Section 4.4        Capitalization.

(a)         The authorized capital stock of Parent consists of (i) 47,500,000 shares of Parent Common Stock and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share.  As of the date of this Agreement, (i) 16,998,785 shares of Parent Common Stock are issued and outstanding, (ii) 4,069,913 shares of Parent Common Stock are issued and held in the treasury of Parent, (iii) a total of 788,388 shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding Parent Options and (iv) no shares of preferred stock of Parent are issued and outstanding.  All of the outstanding shares of the Parent common stock are, and all shares that may be issued pursuant to the exercise of outstanding Parent Options will be, duly authorized, validly issued, fully paid and non-assessable.  Except as set forth in the Parent SEC Documents, there are (i) no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, agreements, arrangements, understandings or commitments of any kind (including Voting Debt) relating to the issued or unissued capital stock of, or other equity interests in, Parent or any of its Subsidiaries obligating Parent or any of its Subsidiaries to issue, transfer, register or sell or cause to be issued, transferred, registered  or sold any shares of capital stock or Voting Debt of, or other equity interest in, Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or other securities, or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, restricted stock award, restricted stock unit award, agreement, arrangement, understanding or commitment, and (ii) no outstanding agreements, arrangements, understandings or commitments of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock or other equity interests in any of its Subsidiaries or any Person or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any of its Subsidiaries or any Person.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent or any of its Subsidiaries.

(b)         There are no stockholder agreements, voting trusts or other agreements or understandings to which the Parent or any Subsidiary is a party relating to the voting or disposition of any share of the capital stock of the Parent or any of its Subsidiaries or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Parent or any Subsidiary.

(c)         All dividends or distributions on securities of the Parent or any Subsidiary that have been declared or authorized have been paid in full.

Section 4.5         Parent SEC Documents and Financial Statements.

(a)         Since January 1, 2005, Parent has timely filed with the SEC all forms, reports, schedules, statements, exhibits, and other documents required by it to be filed under the Exchange Act or the Securities Act (collectively, the "Parent SEC Documents").  As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.  As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.  None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.  As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, all of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents (collectively, the "Parent Financial Statements") (i) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments) of Parent and its consolidated Subsidiaries as of the times and for the periods referred to therein.

(b)         Parent has heretofore furnished to the Company complete and correct copies of all comment letters from the SEC since January 1, 2007 through the date of this Agreement with respect to any of the Parent SEC Documents.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Parent SEC Documents.

(c)         Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NASDAQ Stock Market.

(d)         Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that Parent maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and its board of directors and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent's assets that could have a material effect on Parent's consolidated financial statements. Parent has evaluated the effectiveness of its internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Parent's auditors and the audit committee of its board of directors (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent's internal control over financial reporting.  Except as disclosed in the Parent SEC Documents, Parent has not identified any material weaknesses in the design or operation of Parent's internal control over financial reporting.

(e)         Parent's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

(f)         To the knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened in each case regarding any accounting practices of Parent or any malfeasance by any director or executive officer of Parent.  Since January 1, 2005 there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of Parent's chief executive officer, chief financial officer, general counsel or similar legal officer, Parent's board of directors or any committee thereof.

(g)         Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act.  The Parent does not have, and has not arranged any, outstanding "extensions of credit" to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(h)         Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent's published financial statements or other Parent SEC Documents.

Section 4.6         Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference (i) in the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.  The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act.

Section 4.7          Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub which will not be for the sole account of Parent and/or any Subsidiary of Parent.

Section 4.8          Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of consummating the Merger and has not conducted and will not conduct any activities other than in connection with the transactions contemplated hereby.

Section 4.9          Parent-Owned Shares of Company Common Stock. As of the date of this Agreement, Parent, Merger Sub and their respective Subsidiaries own no shares of the Company's common stock, or other securities convertible into, exchangeable into or exercisable for shares of the Company's common stock.

Section 4.10         Adequate Funds and Stock.  Parent has sufficient funds or firm commitment letters from nationally recognized lending institutions, and will have at the time the conditions to the Merger are satisfied or waived and at the Effective Time sufficient funds, for the payment of the Cash Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.  Parent has sufficient authorized common stock and has taken all action required for issuance of the Parent Common Stock to be issued in the Merger.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1            Interim Operations of the Company.  The Company covenants and agrees that, except as expressly contemplated by this Agreement, or as reflected on Schedule 5.1, after the date hereof, and prior to the earlier of (x) the termination of this Agreement in accordance with Article VIII and (y) the Effective Time:

(a)         the business of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice, and each of the Company and the Company Subsidiaries shall use its reasonable best efforts to preserve its present business organization intact, to keep available the services of its current officers, employees and consultants, and to maintain good relations with customers, suppliers, employees, contractors, distributors and others having business dealings with it;

(b)         neither the Company nor any Company Subsidiary shall, (i) directly or indirectly, except with respect to the Company, for the issuance of Shares upon the exercise of the Options or the MSLO Warrant or upon the vesting of Restricted Stock Units, the exercise of Exchange Rights or the final installment of consideration payable under the Company's Asset Purchase Agreement with Global Appliance Technologies, Inc. (the "Global Asset Purchase Agreement") outstanding on the date of this Agreement pursuant to the terms of such Options, MSLO Warrant, Restricted Stock Units, Exchange Rights and Global Asset Purchase Agreement, issue, sell, modify, transfer, dispose of, encumber or pledge any shares of capital stock of the

Company or any capital stock or other equity interests of any Company Subsidiary, securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire any shares of such capital stock or other equity interests or any other ownership interest; (ii) amend or otherwise change its Certificate of Incorporation or Bylaws or similar organizational documents; (iii) split, combine, reclassify, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests; or (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

(c)         neither the Company nor any Company Subsidiary will (i) incur or assume indebtedness or issue any debt securities, except for the incurrence of indebtedness for working capital purposes (including payment of costs associated with the transactions reflected by this Agreement) under the Company's or the Company Subsidiaries' existing credit facilities, in each case as in effect on the date hereof; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; (v) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its assets or properties, other than in the ordinary course of business consistent with past practice, except, in the case of each of clauses (i) through (v) above, for amounts that do not exceed $100,000 in the aggregate at any time;

(d)         neither the Company nor any Company Subsidiary shall (i) increase the compensation or benefits payable or to become payable to any of its officers, directors, employees, agents or consultants; (ii) enter into, extend or amend any employment, collective bargaining, severance, consulting, termination or other agreement or employee benefit plan, except as required to comply with Section 409A of the Code; or (iii) (except as otherwise would be permitted under subsection (c) above) make any loans or advances to any of its officers, directors, employees, agents, consultants or affiliates or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise except: (1) for changes that are required by applicable law; or (2) to satisfy contractual obligations existing as of the date hereof under employment, consulting, severance, change of control or other agreements, including contractual promises to pay for 409A penalty exposures and income tax thereon, the material amount of which is reserved in the Company's books on the date hereof and has been disclosed to Parent;

(e)         neither the Company nor any Company Subsidiary shall (i) pay or arrange for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or make any arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice or as may be required pursuant to the terms of a Benefit Plan or applicable Laws, (ii) except as may be required pursuant to the terms of a Benefit Plan as in effect as of the date of this Agreement or applicable Laws, adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer or employee, whether past or present, or (iii) amend in any material respect any such existing plan, agreement or arrangement;

(f)         neither the Company nor any Company Subsidiary will, (i) modify, extend, amend or terminate any Material Contract to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound (except for such modifications, extensions, amendments or terminations which are immaterial or which are favorable to the Company); (ii) waive, release or assign any rights or claims under any of such Contracts (except for such waivers or releases which are immaterial or which are favorable to the Company); or (iii) enter into any Material Contract;

(g)         neither the Company nor any Company Subsidiary shall, except in the ordinary course of business consistent with past practice, grant or acquire, agree to grant or acquire from any Person, or dispose of or permit to lapse any rights to, any Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of Parent and Merger Sub, any trade secret or other confidential information;

(h)         neither the Company nor any Company Subsidiary will (i) change any of the accounting methods used by it except for such changes required by GAAP or applicable Law or (ii) make any material Tax election or change any Tax election already made, adopt any Tax accounting method, change any Tax accounting method, enter into any closing agreement or settle any claim or assessment relating to a material amount of Taxes or consent to any claim or assessment relating to a material amount of Taxes or any waiver of the statute of limitations for any such claim or assessment;

(i)         neither the Company nor any Company Subsidiary will pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in the Financial Statements of the Company for the period ended December 31, 2007 (including remaining payments required pursuant to the Global Asset Purchase Agreement) or incurred since December 31, 2007 in the ordinary course of business consistent with past practice;

(j)         neither the Company nor any Company Subsidiary will (i) settle or commence any action, suit, claim, litigation or other proceeding involving an amount in excess of $100,000 or, in the aggregate, an amount in excess of $500,000 or (ii) enter into any consent decree, injunction or other similar restraint or form of equitable relief in settlement of any action, suit, claim, litigation or other proceeding;

(k)         neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than with respect to Company, the Merger);

(l)         neither the Company nor any Company Subsidiary will take any action that could result in any of the conditions to the Merger set forth in Article VII not being satisfied or that could delay the consummation of, or impair the ability of the Company to consummate, the transactions contemplated by this Agreement in accordance with the terms hereof;

(m)           the Company shall not, and shall not permit any of the Company Subsidiaries to, enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any officer, director or other affiliate (or any affiliate of any of the foregoing);

(n)         neither the Company nor any Company Subsidiary shall make any capital expenditure which is not in all material respects in accordance with the annual budget for the fiscal year 2008, a true and correct copy of which is attached to Schedule 5.1; and

(o)         neither the Company nor any Company Subsidiary will enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

Section 5.2         No Solicitation.

(a)         From the date of this Agreement until the earlier of the time the Company Stockholder Approval is obtained or the termination of this Agreement, the Company shall immediately cease and cause to be terminated all existing discussions, negotiations and communications, if any, with any Persons with respect to any Acquisition Proposal and shall request that any such Person (and its agents and advisors) in possession of confidential information about the Company and the Company Subsidiaries that was furnished by or on behalf of the Company to return or destroy all such information.  The Company agrees that neither it nor any of the Company Subsidiaries shall, and that it shall direct the Company’s and the Company Subsidiaries’ respective officers, directors, employees, agents and representatives, including any investment banker, consultant, attorney or accountant retained by the Company or any Company Subsidiary (collectively, "Representatives")  not to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or knowingly induce, or take any action  that is designed to or could reasonably be expected to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of the Company Subsidiaries to, or otherwise cooperate in any way with any Person (other than Parent or any of its affiliates or representatives) that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, or withdraw or modify in any manner adverse to Parent, the Company Board Recommendation, or recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Acquisition Proposal (any of the foregoing in this clause (iii), an "Adverse Recommendation Change"), (iv) except as required by applicable Law, grant (other than to Parent or any of its affiliates or representatives) any waiver or release under any standstill or similar agreement, or (v) enter into any letter of intent or similar document or any understanding or agreement contemplating or otherwise relating to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal.  The Company shall promptly

(and in any event within twenty-four hours) notify Parent if (1) any proposals are received by the Company or (2) any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any Representative which could reasonably be expected to result in an Acquisition Proposal, which notice shall identify the name of the Person making such proposal or request or seeking such negotiations or discussions and include copies of all correspondence and written materials provided to the Company, any Company Subsidiary or any Representative that describe the terms and conditions of any proposal or request (and any subsequent changes to such terms and conditions) and summaries of any material oral communications addressing such matters.  The Company shall promptly inform Parent of any material changes to any Acquisition Proposal.

(b)         Notwithstanding Section 5.2(a) or any other provision of this Agreement, following the execution of this Agreement but prior to the time the Company Stockholder Approval is obtained (and in no event after the Company Stockholder Approval is obtained), the Company may, subject to compliance with this Section 5.2, furnish information concerning its and the Company Subsidiaries’ respective businesses, properties or assets to any Person pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated April 15, 2008, entered into between Parent and the Company (the "Confidentiality Agreement") (a copy of which shall be provided to Parent promptly after its execution) and may negotiate and participate in discussions and negotiations (including making counterproposals) with such Person concerning an Acquisition Proposal if, but only if, (x) such Acquisition Proposal provides for consideration to be received by holders of all, but not less than all, of the issued and outstanding Shares and is reasonably likely to be consummated promptly; (y) such Person has on an unsolicited basis, and in the absence of any violation of this Section 5.2 by the Company or any of its Representatives, submitted a bona fide, written proposal to the Company relating to any such transaction which the Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm, is, or would reasonably be likely to be, more favorable to the holders of Shares from a financial point of view than the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, and taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal) and which is not conditioned upon obtaining financing or any regulatory approvals beyond or in addition to the types of regulatory approvals required in connection with the transactions contemplated by this Agreement, and (z) in the good faith belief of the Company Board of Directors, after consultation with outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would be reasonably likely to cause the Company Board of Directors’ to violate its fiduciary duties to the Company's stockholders under applicable Law (an Acquisition Proposal which satisfies clauses (x), (y) and (z) being referred to herein as a "Superior Proposal").  The Company shall promptly, and in any event within twenty-four hours, notify Parent of a Company Board of Directors determination that an Acquisition Proposal is or would reasonably be likely to lead to a Superior Proposal, which notice shall include the name of the Person making such Superior Proposal and copies of all correspondence and written materials provided to the Company or any Representative that describes any terms and conditions of any Superior Proposal (and any subsequent changes to such terms and conditions) and summaries of any material oral communications addressing such matters.  The Company shall promptly provide to Parent any material non-public information regarding the Company or any Company Subsidiary provided to any other Person which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other Person.

(c)         Any violation of this Section 5.2 by any of its Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.  Notwithstanding the foregoing, it is understood and agreed for purposes of this Agreement that, so long as no actions inconsistent with the Company’s obligations under this Section 5.2 are taken by the Company, its Company Subsidiaries, or their Representatives after the date this Agreement is executed, an Acquisition Proposal shall not be considered to have been solicited as a result of any actions taken prior to the date of this Agreement.  In addition, nothing in this Section 5.2 shall prohibit the Company’s outside legal counsel from contacting or otherwise engaging in discussions with any Person after the date hereof who has submitted an unsolicited Acquisition Proposal that did not otherwise result from a breach of this Section 5.2 solely for the purpose of clarifying such Acquisition Proposal and any material terms and the conditions thereof so as to assist the Company Board of Directors in determining whether such Acquisition Proposal is or would reasonably be likely to lead to a Superior Proposal.

(d)         Prior to the time the Company Stockholder Approval is obtained (and in no event after the Company Stockholder Approval is obtained), neither the Company Board of Directors nor any committee thereof shall (i) make an Adverse Recommendation Change or (ii) authorize the Company to enter into any agreement with respect to any Superior Proposal (an "Acquisition Agreement"), unless and until the Company shall have delivered to Parent the written notice required by Section 5.2(e) below and all rights of the Parent to propose adjustments to the terms and  conditions of this Agreement as set forth in said Section 5.2(e) shall have expired.  Any such Adverse Recommendation Change or the entry by the Company into any Acquisition Agreement shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be applicable to the Merger, this Agreement and the transactions contemplated hereby.

(e)         The Company Board of Directors may make an Adverse Recommendation Change and authorize the Company to terminate this Agreement if (i) the Company first provides Parent with written notice that it intends to do so pursuant to this Section 5.2(e), identifying the Superior Proposal then determined to be more favorable and the parties thereto and delivering to Parent a copy of the Acquisition Agreement for such Superior Proposal in the form to be entered into and (ii) within a period of five full Business Days following the delivery of the notice referred to in clause (i) above, Parent shall not have proposed adjustments in the terms and conditions of this Agreement which, after having caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of this Agreement, the Company Board of Directors determines in its good faith judgment (after considering the advice of its financial advisor) to be as favorable to the Company's stockholders as such Superior Proposal.  If the conditions of the immediately preceding sentence are satisfied in all respects, the Company shall be free to deliver to the Parent, pursuant to this Section 5.2(e) and Section 8.1(d)(i), at least five full Business Days after the Company has provided the notice referred to in clause (i) above, (A) a written notice of termination of this Agreement pursuant to this Section 5.2(e) and Section 8.1(d)(i) and (B) within the time specified in Section 8.2(b), a wire transfer of immediately available funds in the amount of the Termination Fee (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice to Parent pursuant to clause (i) above and a new five Business Day period).

(f)         Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from taking and disclosing to its stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company’s stockholders which, in the good faith judgment of the Company Board of Directors, after consultation with outside counsel to the Company, is required by applicable Law or the failure to take such action would cause the Company Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable Law.

Section 5.3                                Right to Make Adverse Recommendation Change Due to Intervening Event.

  In addition, and notwithstanding any provision to the contrary in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained the Company Board of Directors may, in response to a fact, event, change, development or set of circumstances with respect to or otherwise affecting Parent or any of its Subsidiaries or its or their business, properties, assets, liabilities, results of operation or condition (financial or otherwise) occurring or arising after the date hereof that is materially adverse to Parent and its Subsidiaries taken as a whole and that was not known to the Company Board of Directors prior to the execution of this Agreement (such fact, event, change, development or set of circumstances, an “Intervening Event”), make an Adverse Recommendation Change if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel, that, in light of such Intervening Event, the failure to take such action would or would be reasonably likely to cause the Company Board of Directors to violate its fiduciary duties to the Company stockholders under applicable Law; provided that (1) no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from or arose out of any action taken or omitted to be taken by the Parent or any of its Subsidiaries at the written request or with the written consent of the Company given after the date hereof and (2) any decrease in the market price of the Parent Common Stock shall not constitute an Intervening Event (it being understood that the exception in this clause (2) is strictly limited to any such decrease in and of itself and shall not prevent or otherwise affect a determination that an Intervening Event has occurred); and provided, further, that the Company Board of Directors shall not be entitled to exercise its right to make an Adverse Recommendation Change pursuant to this Section 5.3 unless the Company has (A) given Parent and Merger Sub at least five Business Days’ prior written notice advising Parent and Merger Sub that the Company Board of Directors intends to take such action and specifying the facts underlying the Company Board of Directors’ determination that an Intervening Event has occurred, and the reasons for the Adverse Recommendation Change, in reasonable detail, and (B) during such five Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such manner that obviates the need for such an Adverse Recommendation Change as a result of the Intervening Event.  For the avoidance of doubt, (i) in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or the consequences thereof constitute an Intervening Event and (ii) the

Company Board of Directors has considered and understands that the announcement of both this Agreement and the transactions contemplated hereby (and limited to the announcement of both this Agreement and the transactions contemplated hereby) could affect the value of the Stock Consideration.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1         Company Stockholder Meeting; Form S-4 and Proxy Statement

(a)         Subject to the Company's right to terminate this Agreement pursuant to Sections 8.1(d)(i) and 8.1(d)(ii), the Company shall, as promptly as practicable after the execution of this Agreement and in accordance with applicable Law, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the "Company Stockholder Meeting") and shall, through the Company Board of Directors, recommend to its stockholders the adoption of this Agreement and shall include the Company Board Recommendation in the Proxy Statement.  Without limiting the generality of the foregoing, subject to its right to terminate this Agreement, the Company's obligations pursuant to the first sentence of this Section 6.1(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) any Adverse Recommendation Change.  If an Adverse Recommendation Change shall have occurred and thereafter the Company Board of Directors shall recommend this Agreement and the Merger (the "Reinstated Recommendation"), the Company shall not hold or adjourn the Company Stockholder Meeting until not less than ten (10) calendar days after the date of such Reinstated Recommendation.

(b)         As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and Parent shall file with the SEC a Registration Statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger (as may be amended or supplemented from time to time, the "Form S-4"), in which the proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as may be amended or supplemented from time to time, the "Proxy Statement") will be included. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act.  Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger, and each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will made by the Company, in each case without providing Parent a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

(c)         The Company shall use its reasonable best efforts to solicit from holders of Shares proxies in favor of the adoption of this Agreement and take all actions reasonably necessary or, in the reasonable opinion of Parent, advisable to secure the approval of stockholders required by the DGCL, the Company's Certificate of Incorporation and any other applicable Law to effect the Merger, unless, pursuant to Section 5.2(d) or Section 5.3, the Company Board of Directors determines in its good faith opinion, after consultation with outside legal counsel to the Company, that taking such actions would or would be reasonably likely to cause the Company Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable Law.

Section 6.2         Notification of Certain Matters.  The Company shall give prompt written notice to Parent of (i) any claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any Company Subsidiary or any of their property or assets and (ii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company or any of Company Subsidiary subsequent to the date of this Agreement and prior to the Effective Time, under any Material Contract or any Contract entered into after the date of this Agreement that if in effect on the date hereof would be a Material Contract, to which the Company or any Company Subsidiary is a party or is subject. The Company, on the one hand, and Parent, on the other hand, shall give prompt written notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby or (b) any Material Adverse Effect to the Company. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of the Company, Parent or Merger Sub, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.  The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated hereby.

Section 6.3         Access; Confidentiality.  From the date hereof until the Effective Time, subject to the terms of the Confidentiality Agreement, the Company shall (and shall cause each of the Company Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other Representatives of Parent and Merger Sub, regular access, during normal business hours and with prior notice to all of its officers, employees, agents, properties, books, contracts and records and, during such period, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Parent and Merger Sub (a) a copy of each report, schedule, registration statement and other document filed by it pursuant to the requirements of federal securities laws and (b) all other reasonably available information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request.  Parent and Merger Sub will hold any information obtained pursuant to this Section 6.3 in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, none of the Company, any Company Subsidiary or any of their Representative shall be required to provide access to or disclose information where such access or disclosure (a) the Company reasonably determines would cause the loss of any the attorney-client privilege of the Company or any Company Subsidiary or (b) would contravene any Law or order of any Governmental Entity.  No investigation pursuant to this Section 6.3 shall affect any representation or warranty made by the parties hereunder.

Section 6.4         Publicity.  Each of Parent and the Company shall consult with the other regarding their initial press releases with respect to the execution of this Agreement.  Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue any press release or other announcement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other party (such consent not to be unreasonably withheld), except as such press release or other announcement may be required by Law or the rules of a national securities exchange or trading market, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance.

Section 6.5         Insurance and Indemnification.  iv)  The Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of at least six years from the Effective Time in any manner that would affect adversely the rights of individuals, who were directors, officers, employees or agents of the Company at or prior to the Effective Time, unless such modification shall be required by Law.

(b)         Prior to the fifth Business Day preceding the Effective Time, Parent shall have the right, but not the obligation, to purchase a six-year prepaid "tail policy" on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of officers' and directors' liability insurance covering acts or omissions occurring at or prior to the Effective Time ("D&O Insurance") maintained by the Company, covering without limitation the transactions contemplated hereby (the "Tail Policy").  If Parent has not purchased the Tail Policy by such fifth Business Day preceding the Effective Time, the Company shall have the right to purchase the Tail Policy prior to the Closing on terms reasonably acceptable to Parent.  In the absence of any such Tail Policy, Parent and the Surviving Corporation shall maintain the Company's existing D&O Insurance for a period of not less than six years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided that Parent and the Surviving Corporation shall use their respective reasonable best efforts to ensure that any substitution or replacement of existing policies shall not result in any gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or prior to the Effective Time; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation shall obtain substantially similar D&O Insurance; provided further, however, that in no event shall Parent or Merger Sub be required to pay annual premiums for insurance under this Section 6.5(b) in excess of 150% of the current annual premiums paid by the Company for such insurance.

(c)         Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any individual who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.5 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(d)         The covenants contained in this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each of the indemnified parties and their respective heirs and legal Representatives and shall not be deemed exclusive of any other rights to which an indemnified party is entitled, whether pursuant to Law, contract or otherwise.  Parent shall pay all expenses, including reasonable attorneys' fees, that may be incurred by the persons referred to in this Section 6.5 in connection with their successful enforcement of their rights provided in this Section 6.5.

(e)         In the event that the Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

Section 6.6       Further Action; Reasonable Best Efforts.  Upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company agree to use their respective reasonable best efforts to (i) make promptly (and in any event within ten (10) Business Days after execution of this Agreement) its respective filings, and thereafter make any other required submissions, under the HSR Act and the antitrust or competition Laws of applicable foreign jurisdictions with respect to the transactions contemplated by this Agreement and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to, using their respective reasonable best efforts to obtain any requisite approvals, consents, authorizations, orders, exemptions or waivers by any third Person or Governmental Entity in connection with the transactions contemplated by this Agreement and to fulfill the conditions to the Merger.

Section 6.7        State Takeover Laws.  If any state takeover statute becomes or is deemed to become applicable to the Company or the transactions contemplated by this Agreement, then the Company Board of Directors shall take all actions necessary to render such statutes inapplicable to the foregoing.

Section 6.8        Stockholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement.  The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any stockholder of the Company relating to the Merger, this Agreement or any other transaction contemplated hereby or otherwise, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

Section 6.9        Financial Information and Cooperation.  During the period prior to the Effective Time, the Company shall provide to Parent consolidated and consolidating monthly financial statements and the complete monthly internal financial reporting package no later than twenty (20) calendar days following the end of each fiscal month.  Further, the Company shall provide, and shall cause the Company Subsidiaries and representatives of the Company to provide, all reasonable cooperation in connection with the arrangement and consummation of any financing to be obtained by Parent or Merger Sub or the Surviving Corporation in connection with the transactions contemplated by this Agreement (the "Financing") including (a) subject to the Confidentiality Agreement, promptly providing to Parent's or Merger Sub's financing sources all material financial information in their possession with respect to the Company and the transactions contemplated by this Agreement reasonably requested by Parent, including information prepared by the Company relating to the Company and the transactions contemplated by this Agreement, (b) causing the Company's senior officers and other Company representatives to be reasonably available to Parent's or Merger Sub's financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including presentations to rating agencies, and (c) reasonably assisting, and using its commercially reasonable efforts to cause the Company representatives to reasonably assist Parent's or Merger Sub's financing sources in preparing and delivering appropriate marketing and closing materials, in each case to be used in connection with the Financing.  Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to pay any commitment or similar fee in connection with the Financing and the covenants, obligations and agreements of the Company in this Section 6.9 shall be the only covenants, obligations or agreements by the Company relating to the Financing prior to the Effective Time.  For the avoidance of doubt, any failure to consummate a Financing shall not relieve Parent and Merger Sub of their obligations to consummate the Merger and the transactions contemplated hereby to the extent all conditions set forth in Section 7.2 are otherwise satisfied on or prior to the Closing Date.

Section 6.10      SEC Reports.  From the date of this Agreement to the Effective Time, the each of the Company and Parent shall file or furnish on a timely basis all Company SEC Reports and Parent SEC Reports required to be filed or furnished by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such Company SEC Reports and Parent SEC Reports, which Company SEC Reports and Parent SEC Reports shall comply in all material respects with the requirements of the Exchange Act and the Securities Act, each as applicable to such Company SEC Reports and Parent SEC Reports.

Section 6.11       Tax-Free Reorganization Treatment.  Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of Counsel referred to in Sections 7.2(h) and 7.3(d).  Parent and the Company hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).  None of Parent, Merger Sub or the Company shall take any action that may reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

Section 6.12        NASDAQ Listing.  Parent shall use reasonable best efforts to cause the Parent Common Stock issuable under Article II, and those shares of Parent Common Stock required to be reserved for issuance in connection with the Merger, to be authorized for listing on the NASDAQ, upon official notice of issuance.

Section 6.13        Employee Benefits.

(a)         Parent intends that, during the period commencing at the Effective Time and ending on the first anniversary thereof or, if sooner, upon the termination of employment of the applicable Company Employee, each employee of the Company or any Company Subsidiary immediately before the Effective Time who remains an employee of the Surviving Corporation or any of its Subsidiaries following the Effective Time (the "Company Employees") will be provided with, at Parent's election, compensation and benefits substantially comparable, in the aggregate, to either (i) the compensation and benefits provided by Parent (or a Subsidiary thereof) to its similarly situated employees or (ii) the compensation and benefits provided by the Company and any Company Subsidiary to Company  Employees under the Benefit Plans listed in Section 3.12(b) of the Company Disclosure Schedule as in effect immediately before the Effective Time (excluding defined benefit pension plans, plans providing for retiree medical benefits, incentive pay plans, plans that provide equity-based compensation and plans that provide for payments or benefits upon a change in control).

(b)         Neither this Section 6.13 nor any other provision of this Agreement shall (i) limit the ability or right of the Company or any of the Company Subsidiaries to terminate the employment of any of their respective employees on or after the Closing Date

(subject to any rights of any such employees pursuant to any contract, agreement, arrangement, policy, plan or commitment), (ii) limit the ability or right of Parent, the Company, the Surviving Corporation or any of their Subsidiaries on or after the Closing Date to modify, amend, suspend or terminate any employee benefit plan, program or arrangement they may maintain or establish or to establish any such plan, program or arrangement or (iii) provide third party beneficiary rights to Company employees, officers and directors.

(c)         For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent or its Subsidiaries (including, after Closing, the Surviving Corporation) in which Company Employees participate after Closing, other than any equity or other incentive compensation plans, programs or arrangements or any sabbatical plans, programs or arrangements, Parent shall, or shall cause its Subsidiaries to cause each such plan, program or arrangement to treat service with the Company or its Subsidiaries of any Company Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the closing) as service rendered to Parent or its Subsidiaries (including, after Closing, the Surviving Corporation), as the case may be, for purposes of vesting and eligibility, but not for any other purposes, including, without limitation, benefit accrual or determination of level of benefits; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit under any plan.  Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other comparable plan for which deductibles or co-payments are required.  Parent shall also cause each Parent Plan (as hereinafter defined below) that is a welfare benefit plan in which Company Employees participate on or following the Closing, to waive any preexisting condition or waiting period that was waived or satisfied under the terms of any comparable Benefit Plan immediately prior to the Closing.  For purposes of this Agreement, a "Parent Plan" shall mean such employee benefit plan, as defined in Section 3(3) of ERISA, or a nonqualified employee benefit or deferred compensation plan, stock option, bonus or incentive plan or other employee benefit or fringe benefit program, that may be in effect generally for employees of Company and the Company Subsidiaries from time to time.

(d)         Effective as of no later than the day immediately preceding the Closing Date, each of the Company, the Company Subsidiaries and any ERISA Affiliates shall, unless Parent provides written notice to the Company to the contrary no later than five Business Days prior to the Closing Date, terminate any and all Benefit Plans intended to include a Code Section 401(k) arrangement (each a "401(k) Plan"), subject to the condition subsequent that the transactions contemplated by this Agreement shall be consummated.  Unless Parent provides such written notice, then the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date and subject to the condition subsequent that the transactions contemplated by this Agreement will be consummated) pursuant to resolutions of the Company Board of Directors, the Company Subsidiaries or such ERISA Affiliates, as the case may be.  The form and substance of such resolutions and related plan amendments shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld or delayed.  The Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Parent may reasonably require. Parent shall cause a tax-qualified defined contribution plan with a Code Section 401(k) arrangement established or maintained by Parent or an affiliate (the "Parent

 401(k) Plan") to accept direct rollovers of eligible rollover distributions (as defined in Section 402(c)(4) of the Code) by Company Employees. To the extent the rollover of loans is permitted under the Company 401(k) Plans, rollover of outstanding loans under such plan will be permitted by the Parent 401(k) Plan.

Section 6.14        Section 16 Matters. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Shares or acquisitions of Parent Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or any employee or director of the Company who may become an officer or director of Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15         Pay-Off Letter.  No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a pay-off letter from the Lender (as defined below) under the Company’s Amended and Restated Credit Agreement, dated as of February 7, 2008, among the Company, Enersyst Development Center, L.L.C. and Bank of America, N.A. (the "Lender") (such agreement, the "Credit Agreement"), in form and substance reasonably satisfactory to Parent, addressed to the Company and Parent and signed by the Lender, (i) setting forth the amounts required to pay off in full at the Closing the Obligations (under and as defined in the Credit Agreement) owing to the lender (including, without limitation, the outstanding principal, accrued and unpaid interest and any prepayment or other penalties) and (ii) stating that, upon payment of such amounts, the commitments of the lender to make loans or other extensions of credit under the Credit Agreement shall be terminated and the Surviving Corporation shall be released from all of its obligations under the Credit Agreement and all related documents, agreements and instruments and all liens and security interests under the Credit Agreement and each other documents and agreement related thereto shall be released, which pay-off letter shall be updated, as necessary, on the Closing Date to specify the aggregate amount of Obligations outstanding as of immediately prior to the Closing, and shall specifically authorize the Company and Parent to file termination statements and release and discharge documents (including, without limitation, termination statements of any and all UCC financing statements filed by the lender) with respect to any Encumbrance existing pursuant to the Credit Agreement.  Such pay-off letter shall also indicate that prior notice of prepayment is waived.  The Company shall use commercially reasonable efforts to cooperate with and assist Parent to file or cause to be filed any UCC termination statements, releases or other documents required to effect the release of any Encumbrances under the Credit Agreement.

ARTICLE VII

CONDITIONS

Section 7.1           Conditions to Each Party's Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a)         the Company Stockholder Approval shall have been obtained;

(b)         any applicable waiting periods under the HSR Act and the antitrust or competition Laws of applicable foreign jurisdictions relating to the Merger shall have expired or been terminated and all material consents, approvals and authorizations required to be obtained or notices required to be given prior to the consummation of the Merger by the parties hereto from Governmental Entities to consummate the Merger, shall have been made, given or obtained, as the case may be;

(c)         the shares of Parent Common Stock issuable to stockholders of the Company and to holders of Restricted Stock Units or Exchange Rights shall have been approved for listing on the NASDAQ Stock Market, subject to official notice of issuance;

(d)         the Form S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

(e)         no Law shall prohibit consummation of the Merger; and

(f)         the Certificate of Merger shall have received preclearance as to form acceptable for filing by the Secretary of State of Delaware.

Section 7.2      Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to consummate the Merger shall also be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub:

(a)         There shall not be pending any suit, action or proceeding by or before any Governmental Entity against Merger Sub, Parent, the Company or any Company Subsidiary (i) seeking to restrain or prohibit Parent's or Merger Sub's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's and the Company Subsidiaries' businesses or assets, or to compel Parent or Merger Sub or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, (ii) seeking to restrain or prohibit or make materially more costly the consummation of the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or Merger Sub any material damages, (iii) seeking to impose limitations on the ability of Merger Sub or Parent to acquire or hold, or exercise full rights of ownership of the Shares; or (iv) which otherwise may reasonably be expected to have a Company Material Adverse Effect.

(b)         There shall not be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, to the Merger, nor shall any other action be taken, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above.

(c)         (i) the representations and warranties of the Company contained in Section 3.3(a) shall be true and correct in all respects (except for any de minimis inaccuracy), (ii)

the representations and warranties of the Company in Sections 3.3(b), 3.3(c), 3.3(d), 3.4, 3.5, 3.6, 3.8(a), 3.8(d), 3.8(e), 3.9(b) or 3.24 that are qualified as to materiality or by reference to Company Material Adverse Effect shall be true and correct in all respects, or any such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of the Agreement and as of the Closing as if made at and as of such date (except that any such representation or warranty that is made as of a specified date that is qualified as to materiality or by reference to Company Material Adverse Effect or Company shall be true and correct in all respects as of such specified date, and any such representation and warranty that is made as of a specified date that is not so qualified shall be true and correct in all material respects as of such specified date) and (iii) any other representation and warranty of the Company in the Agreement (without regard to materiality or Company Material Adverse Effect qualifiers contained therein) shall be true and correct in all respects, as of the date of the Agreement and as of the Closing as if made at and as of such date (other than any such representation or warranty that is made as of a specified date, which shall be true and correct in all respects as of such specified date), except where the failure to be so true and correct, either individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)         The Company shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Agreement on or before the Effective Time.

(e)         The Company shall have obtained all of the consents and approvals from third parties under the Contracts identified in Section 7.2(e) of the Company Disclosure Schedule.

(f)         The Company shall have delivered an officers' certificate, duly executed by the Company's Chief Executive Officer and Chief Financial Officer, stating that the conditions set forth in Sections 7.2(c) and (d) above have been satisfied.

(g)         The Company shall have delivered a certificate, in form and substance reasonably satisfactory to Parent to Merger Sub, establishing that the Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the five year period ending on the Closing Date.

(h)         Parent shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, on the date on which the Form S-4 is filed with the SEC and on the Closing Date, an opinion, in each case dated as of such respective dates and to the effect that: (i) the Merger will qualify for U.S. Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) Parent, Merger Sub and the Company will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code; provided that if Skadden, Arps, Slate, Meagher & Flom LLP does not render such opinion to Parent, this condition shall nonetheless be deemed satisfied if Paul, Hastings, Janofsky & Walker LLP renders such opinion to Parent (it being agreed that Parent and the Company shall each provide reasonable cooperation to Skadden, Arps, Slate, Meagher & Flom LLP or Paul, Hastings, Janofsky & Walker LLP, as the case may be, to enable them to render such opinion).  In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP or Paul, Hastings, Janofsky & Walker LLP, as the case may be, shall be entitled to require and rely upon letters acceptable to them and customary for transactions of this type setting forth factual statements and representations regarding the facts in existence at the applicable time, including from officers from Parent, Merger Sub and the Company, and upon assumptions regarding the facts in existence at the applicable time.

Section 7.3       Additional Conditions to Obligation of the Company to Effect the Merger.  The obligations of the Company to consummate the Merger shall also be subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by the Company:

(a)         The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of the Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date.

(b)         Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by them on or before the Effective Time.

(c)         Parent and Merger Sub shall have delivered an officers' certificate, duly executed by Parent's Chief Executive Officer and Chief Financial Officer, stating that the conditions set forth in Sections 7.3(a) and (b) above have been satisfied.

(d)         The Company shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel to the Company, on the date on which the Form S-4 is filed with the SEC and on the Closing Date, an opinion, in each case dated as of such respective dates and to the effect that: (i) the Merger will qualify for U.S. Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) Parent, Merger Sub and the Company will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code; provided that if Paul, Hastings, Janofsky & Walker LLP does not render such opinion to the Company, this condition shall nonetheless be deemed satisfied if Skadden, Arps, Slate, Meagher & Flom LLP renders such opinion to the Company (it being agreed that the Company and Parent shall each provide reasonable cooperation to Skadden, Arps, Slate, Meagher & Flom LLP or Paul, Hastings, Janofsky & Walker LLP, as the case may be, to enable them to render such opinion).  In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP or Paul, Hastings, Janofsky & Walker LLP, as the case may be, shall be entitled to require and rely upon letters acceptable to them and customary for transactions of this type setting forth factual statements and representations regarding the facts in existence at the applicable time, including from officers from Parent, Merger Sub and the Company, and upon assumptions regarding the facts in existence at the applicable time.

ARTICLE VIII

TERMINATION

Section 8.1         Termination.  This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time:

(a)         By mutual written agreement of Parent and the Company;

(b)         By either Parent or the Company, if:

(i)                  the Merger has not been consummated on or before December 31, 2008 (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; and provided, further, that in the event that as of the End Date all conditions to Closing set forth in Article VII have been satisfied or waived (other than such conditions that are satisfied at or immediately prior to the Closing) other than the condition set forth in Section 7.1(b) (Regulatory Approval), the termination date may be extended from time to time by either Company or Parent by up to an aggregate of ninety (90) days (such date, including any such permitted extensions thereof, the "Outside Date");

(ii)                 there shall be any Law that (A) makes the consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(iii)                 at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

(c)         By Parent, if:

(i)                 (A) an Adverse Recommendation Change shall have occurred, other than in relation to an Intervening Event or (B) the Company Board of Directors shall have failed to publicly confirm the Company Board Recommendation within ten (10) Business Days of a written request by Parent that it do so;

(ii)                 the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would cause a condition set forth in Section 7.2(c) or (d) not to be satisfied and (B) cannot be or has not been cured, in all material respects, within 20 days after the giving of written notice to the Company; or

(iii)                 the Company shall have breached in any material respect any of its obligations under Section 5.2;

(d)         By the Company:

(i)                 pursuant to and in compliance with Section 5.2(e);

(ii)                 if prior to the receipt of the Company Stockholder Approval, the Company Board of Directors makes an Adverse Recommendation Change because of an Intervening Event in compliance with Section 5.3; or

(iii)                 if Parent or Merger Sub shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would cause a condition set forth in Section 7.3(a) or (b) not to be satisfied and (B) cannot be or has not been cured, in all material respects, within 20 days after the giving of written notice to Parent and Merger Sub.

Section 8.2        Notice of Termination; Effect of Termination.  v)  In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for Sections 9.3, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.13 which shall survive such termination) and there shall be no liability on the part of Parent, Merger Sub or the Company, except (i) as set forth in Sections 6.3 and 8.2, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

(b)         If:

(i)                 Parent shall have terminated this Agreement pursuant to Section 8.1(c)(i) or (c)(iii);

(ii)                 the Company shall have terminated this Agreement pursuant to Section 8.1(d)(i); or

(iii)                 (A) this Agreement is terminated pursuant to Section 8.1(b)(i), 8.1(b)(iii) or 8.1(c)(ii), (B) prior to termination of this Agreement pursuant to Section 8.1(b)(i), 8.1(b)(iii) or 8.1(c)(ii), a Person made an Acquisition Proposal or expressed any interest publicly or to the Company with respect to the making of an Acquisition Proposal and (C) within six months after any such termination either (1) the Company enters into an agreement with respect to any Acquisition Proposal or (2) any Acquisition Proposal is consummated;

then the Company shall pay to Parent a termination fee of $7,000,000 (the "Termination Fee"), (A) within one business day after the conditions set forth in Section 8.2(b)(iii) are met, (B) concurrently with such termination in the case of a termination pursuant to Section 8.1(d)(i) and (C) within two Business Days after such termination in all other cases.  The Termination Fee shall be paid by wire transfer of immediately available funds to such account as Parent may designate in writing to the Company.

(c)         The Company acknowledges that the provisions contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these provisions, Parent and Merger Sub would not enter into this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1         Amendment and Modification.  Subject to applicable Law and as otherwise provided herein, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors, but, after the approval of this Agreement by the stockholders, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.2          Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3          Expenses.  Except as set forth in Section 8.2(b) or otherwise provided herein, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 9.4          Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below.

"Acquisition Proposal" means any bona fide proposal made by any Person or "group" (as defined in Section 13(d) of the Exchange Act) (other than Parent, Merger Sub or any affiliate thereof) relating to any direct or indirect acquisition or purchase of at least a 20% portion of the assets of the Company or any Company Subsidiary or of over 20% of any class of equity securities of the Company or any Company Subsidiary, (ii) any tender offer or exchange offer involving any class of equity securities of the Company or any Company Subsidiary, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary or (iv) any other transaction similar to any of the foregoing with respect to the Company or any Company Subsidiary, in each case other than any transactions to be effected pursuant to this Agreement.

"Business Day" shall mean a day other than Saturday or Sunday and on which commercial banks are open for business in New York, New York.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"DGCL" means the General Corporation Law of the State of Delaware.

"Exchange Act" means the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

"Intellectual Property" means all intellectual property throughout the world, including: (i) all patents, utility models and industrial designs, including without limitation any continuations, divisionals, continuations-in-part, renewals, provisionals, reissues, re-examinations, extensions and applications for any of the foregoing; (ii) all trade secrets and other confidential or proprietary information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies; (iii) all copyrights, including without limitation moral rights and copyrights in computer programs and Internet sites; (iv) all computer programs (whether in source code or object code form), databases, compilations and data, and all documentation related to any of the foregoing; (v) all trademarks, service marks, trade names, domain names, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing; (vi) all rights of publicity and rights to personal information; (vii) similar or equivalent rights to any of the foregoing; and (vii) all registrations and applications for any of the foregoing.

"knowledge" of any Person which is not an individual means the actual knowledge, after due inquiry, of such Person's officers and directors.

"Law" shall mean with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, permit, rule, regulation,  policy, guideline, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or securities exchange or securities quotation system, and any orders, writs, injunctions, binding awards of a court or arbitrator, judgments and decrees applicable to such Person or its subsidiaries, their business or any of their respective assets or properties.

"MSLO Warrant" shall mean the Agreement, dated as of April 28, 2008 between TurboChef Technologies, Inc. and Martha Stewart Living Omnimedia, Inc.

"Order" shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

"Parent Reference Price" means the average of the volume weighted averages of the trading prices of Parent Common Stock as reported on the consolidated transaction reporting system for securities traded on the NASDAQ Stock Market (as reported in Bloomberg Financial Markets or, if not reported thereby, such other authoritative source as the parties shall agree in writing) for each of the 10 consecutive full trading days ending on the third trading day prior to the Closing Date.

"Permitted Encumbrances" means any (a) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business and which in the aggregate are not substantial in amount, and do not interfere in any material respect with the present use of the assets of the Company relating to amounts not yet due and payable or amounts being contested in good faith and in accordance with appropriate proceedings by the Company; (b) liens for current Taxes and assessments, both general and special, and other governmental charges not yet due and payable as of the Closing; (c) liens for Taxes, assessments and governmental charges due in the ordinary course of business and being duly contested in good faith by the Company and in accordance with appropriate proceedings; (d) liens securing outstanding indebtedness as of the date of this Agreement; (e) all land use restrictions (including environmental, endangered species and wetlands), building and zoning codes and ordinances, and other laws, ordinances, regulations, rules, orders, licenses or determinations of any Governmental Entity, now or hereafter enacted, made or issued by any such Governmental Entity affecting the property or assets of the Company; (f) all usual and customary easements affecting the Leased Real Property (including conservation easements and public trust easements, rights-of-way, road use agreements, covenants, conditions, restrictions, reservations, licenses, agreements and other matters of record all of which do not materially interfere with the operations currently conducted at any property); (g) all encroachments, overlaps, overhangs, unrecorded easements, variations in area or measurement, rights of parties in possession, lack of access or any other matters not of record affecting the Leased Real Property which would be disclosed by an accurate survey or physical inspection of the properties and assets of the Company, all of which do not materially interfere with the operations currently conducted at any property; (h) all electric power, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines service lines and facilities of any nature on, over or under the Leased Real Property, and all related licenses, easements, rights-of-way and other similar agreements affecting the Leased Real Property; (i) all existing public and private roads and streets (whether dedicated or undedicated) including all rights of the public to use such roads and streets, and all railroad lines located on the Leased Real Property; (j) prior reservations or conveyances of mineral rights or mineral leases of every kind and character affecting the Leased Real Property; (k) water rights (whether asserted by any Governmental Entity or private party) affecting the Leased Real Property; and (l) with respect to any asset that is a leasehold or other possessory interest in real property, all encumbrances, covenants, imperfections in title, easements, restrictions and other title matters (whether or not they are recorded) to which the underlying fee estate in such real property is subject which were not created or incurred by the Company and which do not currently materially interfere with Company's operations as conducted on such property.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the U.S. Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, for the avoidance of doubt, any amounts owed to any Governmental Entity or other Person in respect of unclaimed property or escheat Laws), together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a "Taxing Authority"), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

"Tax Return" shall mean any return, statement, report, form or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

"Voting and Support Agreement" shall mean the Voting and Support Agreement, executed by each director, executive officer or stockholder of the Company set forth on Schedule 1 hereto, the forms of which are attached as an exhibit to Schedule 1.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 9.4 shall have the meanings assigned to such terms in this Agreement.

Section 9.5     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, electronically or by facsimile (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)         if to Parent or Merger Sub, to:

The Middleby Corporation
1400 Toastmaster Drive
Elgin, IL 60120
Facsimile:  (847) 741-1689
Attention:  Timothy J. FitzGerald

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
(312) 407-0700
Facsimile: (312) 407-0411
Attention:  Shilpi Gupta

and

(b)         if to the Company, to:

TurboChef Technologies, Inc.
Six Concourse Parkway, Suite 1900
Atlanta, Georgia  30328
Facsimile:  (678) 987-1700
Attention:   Richard E. Perlman, Chairman

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
600 Peachtree Street, N.E., Suite 2400
Atlanta, Georgia 30308
Facsimile: (404) 815-2424 and (404) 685-5227
Attention: Reinaldo Pascual

Section 9.6       Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."  As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.  The words describing the singular number shall include the plural and vice versa.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Headings of the Articles and Sections of this Agreement, the Table of Contents and the Index of Defined Terms are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The phrase "delivered to Parent" or words of similar import shall mean that the subject documents were posted to the "Project Thunderbird" data room hosted by Merrill Corporation or were either delivered to Parent or its counsel by mail or courier delivery, facsimile or other electronic transmission.

Section 9.7        Jurisdiction. Each of Parent, Merger Sub and the Company hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Court for the District of Delaware and to the jurisdiction of any other competent court of the State of Delaware (collectively, the "Delaware Courts"), preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts.  Each such party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile.  Notwithstanding the foregoing, each such party agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

Section 9.8         Service of Process.  Each of Parent, Merger Sub and the Company irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.7 of this Agreement in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.5 of this Agreement.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.9         Specific Performance.  Each of Parent, Merger Sub and the Company acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at Law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at Law or in equity, to compel specific performance of this Agreement.  Nothing in this Section 9.9 shall affect a party's right to terminate (subject in all respects to payment of any fees specified in Section 8.2 hereof) this Agreement pursuant to Section 8.1 hereof.

Section 9.10        Counterparts.  This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart of this Agreement shall have been signed by each of the parties and delivered to the other parties. This Agreement and any document executed and delivered in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in "pdf" or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party to any such agreement shall raise the use of a facsimile machine or electronic mail attachment in "pdf" or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party's execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to product or account for more than one such counterpart.

Section 9.11        Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement). Except as provided in Section 6.5, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.12       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.13       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 9.14       Assignment.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign any or all of its rights, interests and obligations hereunder to Parent, one or more direct or indirect wholly-owned Subsidiaries of Parent, or a combination thereof.  Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and permitted assigns.

Section 9.15       Obligation of Parent.  Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

THE MIDDLEBY CORPORATION

By	/s/ Timothy J. FitzGerald
Name: Timothy J. FitzGerald
Title: Vice President and Chief Financial Officer

CHEF ACQUISITION CORP.

By	/s/ Timothy J. FitzGerald
Name: Timothy J. FitzGerald
Title: Chief Financial Officer

TURBOCHEF TECHNOLOGIES, INC.

By	/s/ Richard E. Perlman
Name: Richard E.Perlman
Title: Chairman of the Board of Directors

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